Registration No. 333-128608

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SB-2 Amendment No. 6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Energy Corporation
(Name of small business issuer in its charter)

Nevada	1400
(State or jurisdiction of incorporation	(Primary Standard Industrial Classification Code	(I.R.S. Employer Identification
or organization)	Number)	Number)

6130 Elton Avenue, Las Vegas, Nevada 89107 Tel: 1-702- 216-0472 (Address and telephone number of principal executive offices)

No.57, Xinhua East Street, Hohhot City, Inner Mongolia (Address of principal place of business or intended principal place of business)

Magnum Equities Group Inc. #610-1112 West Pender Street, Vancouver, BC V6E2S1 Canada Tel: 1-604-697-8899 Fax: 1-604-697-8898 (Name, address and telephone number of agent for service)

K. Turner, Resident Agent #200-245 East Liberty Street, Reno, Nevada 89501 Tel: 1-775-786-1788 Fax: 1-775-786-6755

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

	CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	32,495,217	$0.19	$6,174,091.23	$726.69

(1)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the deemed price shares were issued to our shareholders in a Regulation S offering. The price of $0.19 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The information in this preliminary prospectus (“Prospectus”) is not complete and may be changed. We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion, Dated ______________, 2006

PROSPECTUS

China Energy Corporation

All of the shares being offered, when sold, will be sold by the Selling Shareholders as listed in this prospectus. The selling shareholders are offering:

32,495,217 shares of common stock

The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under the United States securities laws. We will bear all expenses related to the offering.

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board following the effectiveness of this registration statement. The 32,495,217 shares of our common stock will be sold by selling security holders at a fixed price of $ 0.19 share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Please note that these shares may be illiquid. Selling security holders will receive proceeds upon sale of our shares.

The Selling Shareholders may sell the shares as detailed in the section entitled “Plan of Distribution”.

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION TITLED "RISK FACTORS" ON PAGE 11.

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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

**************

Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

About us

We, China Energy Corporation (“CEC”), produce coal through our subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. (“Coal Group”) and supply heating requirements throughout the XueJiaWan district through our subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. (“Heat Power”). We acquired our subsidiaries on November 30, 2004.

Inner Mongolia Tehong Coal Group Co., Ltd. (“Coal Group”)

Coal Group produces coal from the LaiYeGou coal mine located in Erdos City, Inner Mongolia, People’s Republic of China. Its trade consists of production and processing of raw coal for domestic heating, electrical generation and coking purposes for subsequent steel production. The principal sources of revenue are generated from local heating power industry.

Coal Group produces approximately 500,000 tons of coal per year based on current levels of input and has the capacity of producing approximately up to 1,200,000 tons subject to enhancement of productions lines in the next 2 years. Coal Group is in the planning stages for increasing capacity to 600,000 tons of coal per year.

The raw coal produced is non caking coal and has a high ash melting point with high thermal value used almost exclusively as fuel for steam-electric power generation. It has low sulphur and low chemical emission which satisfies government environmental protection standards with heating capability of 6,800 -7,000 Kilocalories (“Kcal”).

The following consists of tonnage of coal produced and purchased from external sources in the past 3 years:

Year	Produced	External Sources
2003	235,322	20,936
2004	506,913	34,295
2005	612,739 *	100,358

* 2005 production exceeded capacity of 500,000 tons produced per year as mentioned above as a result of increasing the levels of input and production capacity from 56 hour to 70 hour average work week.

Inner Mongolia Zhunger Heat Power Co., Ltd. (“Heat Power”)

Heat Power currently supplies heating requirements throughout 120 hectares of the XueJiaWan district in XueJiaWan Town, Zhunger County with its newly constructed thermoelectric plant (“XueJiaWan Expansion”) and 2 heating plants previously used exclusively for heating supply operations. These plants are operated by Heat Power employees. The Autonomous Region Planning & Reform Committee appointed Heat Power in 2003 to establish a thermoelectric plant providing heating and electricity capable of expanding coverage in the area serving a larger population base.

Heat Power supplies heating to users directly and supplies electricity through a government controlled intermediary, Inner Mongolia Electric Power Group Co., Ltd. (“Electric Power Group”). We will, therefore, be operating two processes, one for heating and one for co-generation of electricity supply.

Heat Power is not a regulated utility company and therefore such regulations are only applicable to the entity providing service to the end users. Electric Power Group is subject to these applicable rules and regulations consisting of compliance to safety and environmental standards and pricing structures set by the Inner Mongolia Government.

Heat Power does not supply steam or hot water. Only heating is supplied. Water is heated in the plant using boilers, and then transmitted by pipeline to warm radiators where it is circulated to provide the desired heat. These users include private dwellings, factories as well as municipal facilities. Our customer requirements for this area of coverage are limited to heating.

Heat Power obtains its supply of powdered coal required to generate heat production from Zhunger County Guanbanwusu Coalmine (“Guanbanwusu”), an unrelated, unassociated 3rd party. It also obtains its supply through various other coal mines in the area.

Differing Legal Systems

The Chinese market in which we operate is governed under the laws of the People’s Republic of China (“PRC”), a different legal system than that of North American laws. By laws, we mean encompassing laws which govern the environment, employment and corporate activities.

The following are some of the PRC laws that differ from North American laws that have a material effect on our operations and should be known by investors:

1.	Enforcement of civil action against persons in China may be difficult:

Our shareholders, officers and directors are residents of China and as a result, it may be difficult to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Legal systems are readily revised, and new laws put into effect among different sectors of government and such laws may be contradictory and therefore may not be enforceable. The legal system in China is currently in its development stages.

2.	Interpretation of agreements and other documentation translated to English may be difficult.

Most of the agreements we enter into and documentation we provide in the attached Exhibits were originally prepared in Chinese. Although every attempt is made to translate these documents to plain English to the best of our ability, the language used may not be similar to North American standards.

The offering

We are offering 32,495,217 shares of our common stock at a price of $0.19 per share under Rule 415 of the Securities Act of 1933. The offering pertains ONLY to shares which are to be offered or sold solely by or on behalf of a person or persons other than the Company, our subsidiaries or a person of which the registrant is our subsidiaries.

Our selling shareholders (all of which hold less than 10% of outstanding shares and are not officers, directors or shareholders related to any officer or director. 59% own greater than 5% and 13% own less than 5%) own an aggregate of 72% of our outstanding shares and will exercise control over matters requiring stockholder approval and will be able to elect all of our directors. Such control, which may have the effect of delaying, deferring or preventing a change of control, is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have in the Company. Our officers and directors hold 18% of the outstanding shares and one principal shareholder holds 10% of the outstanding shares, consisting of the remaining 28% ownership of the Company aside from the 72% selling shareholders of which own less than 10% of the Company.

Assuming shares held by the selling shareholders will be sold, the percentage ownership of the officers, directors and principal shareholders is not expected to change.

Our shares are currently not traded on any market or exchange and as a result may be illiquid until we are quoted on an exchange.

History and result of operations

CEC was incorporated in the state of Nevada on October 11, 2002 for the purpose of producing coal to meet the increasing demand in power and heating industries and also to expand thermoelectric plants and networks in rural developments. CEC was a shell company until it entered into the Share Exchange Agreement to acquire its subsidiaries, Coal Group and Heat Power, on November 30, 2004.

Although CEC is the legal survivor of this acquisition and is the registrant with the Securities and Exchange Commission, under accounting principles generally accepted in the United States, the transaction was accounted for as a reverse merger, whereby Coal Group is considered the “acquirer” of CEC for financial reporting purposes as its shareholders control a majority of the post transaction combined company. Among other matters, this requires CEC to present in all financial statements and other public information filings, prior historical and other information of Coal Group, and requires a retroactive restatement of Coal Group historical shareholder investment for the equivalent number of shares of common stock received in the merger. Accordingly, our financial statements present the results of operations of Coal Group for the year ended November 30, 2004 and reflect the acquisition of November 30, 2004 under the purchase method of accounting. Subsequent to November 30, 2004, the operations of the Company reflect the combined operations of CEC and Coal Group.

Since the inception of Coal Group in 2000, its trade consists of production and processing of raw coal for both domestic heating and electrical generation purposes and acting as a brokerage in facilitating coal trade buyers and sellers. Our brokerage activities during 2005 and 2006 have been limited as our focus is on direct supply of raw coal.

Through Heat Power, we operate a thermoelectric plant and 2 heating plants located in the XueJiaWan district in which we have a monopoly granted to us by the Inner Mongolia government.

For the years ended November 30, 2005 and 2004, we generated net income of $ 3,382,777 and $ 1,156,309, respectively.

Not including funds required for expansion of our facilities, we estimate our cash requirements for the next 12 months will be approximately $ 12,529,250 in order to cover our working capital needs as follows:

	Coal Group	Heat Power	Total
Materials	4,743,750	2,406,250	7,150,000
Labor	163,750	1,093,750	1,257,500
Overhead	1,092,500	437,500	1,530,000
Selling expense	1,310,000	205,000	1,515,000
Administrative expense	808,000	268,750	1,076,750
Total	$ 8,118,000	$ 4,411,250	$ 12,529,250

We currently are able to sustain our working capital needs through profits we generate and shareholder loans.

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia. Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

We are in the process of constructing our website and expect it to be fully operational in the next 5 months.

THE OFFERING

This prospectus covers up to 32,495,217 shares of our common stock to be sold by selling stockholders identified in this prospectus.

Shares offered by the selling security holders:	32,495,217 shares of common stock, $0.001 par
value per share

Offering price:	$0.19 per share

Common stock outstanding as of January	45,000,000 shares
18, 2007

Common stock outstanding assuming the	45,000,000 shares
maximum number of shares are sold pursuant
to this offering:

Number of shares owned by the selling	0 shares. (1)
shareholders after the offering:

Use of proceeds:	We will not receive any of the proceeds of the
shares offered by the selling shareholders.

Dividend policy:	We currently intend to retain any future earnings to
fund the development and growth of our business.
Therefore, we do not currently anticipate paying
cash dividends. See “Dividend Policy.”

OTC/BB symbol	Not available

(1)	This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling shareholders are not required to sell their shares. See "Plan of Distribution."

Summary Financial Information

		November 30,
Balance Sheet Data: (Consolidated)	August 31, 2006	2005
	(Unaudited)	(Audited)
Cash	$ 1,372,738	$ 1,931,249
Total Assets	34,534,116	22,050,684
Liabilities	21,934,352	11,415,842
Total Stockholders' Equity	12,599,764	10,634,842
Total Liabilities and Stockholder's Equity	$ 34,534,116	$22,050,684

	Nine month	Year ended,
	period ended	November 30,
Statement of Operations (Consolidated)	August 31, 2006	2005
	(Unaudited)	(Audited)
Sales	10,107,351	$ 13,052,620
Gross Profit from Operations	5,680,188	7,027,621
Selling and Administrative Expenses	1,772,039	1,605,511

Operating Income	3,908,149	5,151,402

	$ 2,197,685	$ 3,382,777
Net Income
Net Income Per Share	$ 0.05	$ 0.08
Weighted Average Number of Common
Shares Outstanding	45,000,000	45,000,000

RISK FACTORS

     ***You should read the following risk factors
carefully before purchasing our common stock. ***

RISKS RELATING TO OUR BUSINESS

Our management lacks technical training with operating a mine and as a result may cause the Company to suffer irreparable harm due management’s lack of training.

The lack of technical training of our management requires us to rely on professional engineers as an integral part of our operations. As a result of management’s lack of training, we may not take into account standard engineering or managerial approaches other mineral explorations companies commonly use. Consequently without the technical expertise of either retained staff or contracted 3rd parties, we could suffer irreparable harm in our operations, earnings and ultimate financial success.

Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have.

Extensive national, regional and local environmental laws and regulations in China affect our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, which provide for user fees, penalties and other liabilities for the violation of these standards. We believe we are currently in compliance with all existing China environmental laws and regulations. However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent. Compliance in the future could require significant expenditures, which may adversely effect our operations. The enactment of any such laws, rules or regulations in the future may have a negative impact on our projected growth, which could in turn decrease our projected revenues or increase our cost of doing business.

The potential liability for violation of environmental standards consists of loss of our business licenses causing irreparable damage to our reputation and payment of penalties which range depending on the nature of the violation and history of previous violations made. There is currently no fixed amount set by the Government and penalties are determined on a case by case basis. In addition, the project which we undertake will be ceased until compliance with environmental standards is adhered to.

We are required to renew our business license every 10 years where if we are in violation of any environmental or company act laws, our business may be suspended until such violations are remedied.

If our business license is not granted renewal, our operations will be suspended causing not only loss in profits but loss of existing and potential customer base, damage to our reputation, and related costs incurred for business interruption.

Heat Power may be entitled to tax concessions in areas described as “West Region Development Plan” for a set period of time however may lose this benefit at anytime as determined by the Government.

Tax concessions are granted by the Provincial Government to encourage development in rural areas in XueJiaWan. Heat Power is currently under application for these tax concessions. Income taxes are exempt for 5 years upon initial operation and subject to a 50% lower rate until 2010. The Government may at its discretion terminate such tax concessions at any time and we may not have the resources to cover our income taxes as they become due as our budgets are based upon granting of these tax concessions.

We are dependent on a few key personnel, being our officers and directors

We are substantially dependent upon the efforts and skills of our executive officers, WenXiang Ding, YanHua Li and WuSheng Liu. The loss of the services of any of the executive officers could have a material adverse effect on our business.

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through a wholly-owned subsidiary incorporated under the laws of Nevada. Our current operations are conducted in China. In addition, our directors and officers are residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

We carry no insurance policies and are at risk of incurring personal injury claims for our subcontractors, and incurring loss of business due to theft, accidents or natural disasters.

We currently carry no policies of insurance to cover any type of risk for our contractors. It is common practice in China not to carry such insurance. Should any of such events occur, we are liable for all costs incurred to replace, repair any damage and or compensate for incidences. The costs incurred may adversely affect our operations and we may not have the necessary capital to sustain minimum working capital needs. Social insurance may mitigate such costs however may not be sufficient to cover the full cost or compensation depending on the severity of the incident.

We require the approval from the Inner Mongolia Government for all of our expansion projects and, as a result, could face delays for an indefinite period of time should the Government determine that such expansion project is not in accordance with the rate of economic growth projected over a certain period of time.

All approvals are made under the National Planning and Reform Committee of the Inner Mongolian Government.

The approval process varies depending on size of expansion plans and on average takes approximately 2.5 months.

The prices we charge to supply heating in Zhunger County is determined by the Inner Mongolia Zhunger Pricing Bureau (“the Bureau”) and we may not be able to recoup increases in the cost of raw materials or expenses for an undetermined period of time until application to increase prices is approved.

We are under application to increase the pricing structures of heat supply with Bureau as a result of increases in the cost of coal. Should our application be rejected, this may effect the commencement or completion of new and existing expansion projects and we may require capital from other sources such as shareholder or bank loans which may not be available to us.

In recent years, the price of raw materials has increased leading to increases in cost of heat supply. To increase the price charged to supply heating we must receive approval from the Bureau. The approval process begins with preparation of cost analysis and thereon a hearing will be arranged determining whether the increase is justified.

During this time, the Bureau may grant us a subsidy when the price of raw material increase is more than 10% of the heat supply price. We are under no circumstances permitted to increase heat supply prices in order to recoup raw material costs.

The capital which we require if we do not receive approval to increase our heat supply prices is approximately $ 250,000 based on 2004 increases and 50,000 tons of coal used. During this year the price of coal increased by 40%.

Our rate of profit is capped by government regulations as prices for heat supply are determined by the Bureau and we may not be able recoup our costs or cover our working capital needs.

Our level of profit is capped by the Bureau as determined from time to time upon review of economic circumstances such as the price of raw materials in comparison with the price point of heat usage charges. The level of profit will not exceed the amount the Bureau determines to be the price charged.

We are operating under conditions where political and legal uncertainties exist whereby changes in the political climate may cause us to incur costs to rectify any changes either local, provincial or central governments may impose on us at any time.

Chinese government policy is volatile as property rights are insecure and the rule of law is still in its infancy. We are subject to unpublished regulations from local, provincial, and national governments, which often have different and sometimes conflicting agendas and demands. This may affect our operations in all aspects from the price we charge for coal, heat, hot water, electricity supply and the approval process of new expansion projects. The price we charge may be lower than desired and new expansion projects may be delayed indefinitely as a result of conflict with various levels of government.

As a member of the Local Coal Sales Association the minimum price at which we sell coal in any area in China is determined by the Local Coal Sales Association and if there is any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for a decrease in demand without loss of our membership.

If the demand for a particular type of coal decreases, we are not able to decrease our prices in order to generate cash flow when needed until the Local Coal Sales Association determines that such a decrease is warranted. We may not be able to sell coal at such minimum prices and as a result may not be able to meet working capital needs and expansion projects may be delayed indefinitely.

The following are minimum price at which we are required to sell coal:

The price for mass coal (large, middle, and powdered individually sold) must be at least $13.30 per ton and the prices for mixed coal (assortment of mass coal) must be at least $11.50 per ton. Prices set by the Coal Sales Association are reviewed periodically as market conditions change. Enforcement of these price points are also governed under this authority.

We may not be able to expand our production capabilities of the LaiYeGou mine by 20% due to capital constraints and therefore may not meet demand resulting in lost profits.

The expansion of LaiYeGou requires an investment of approximately $ 10,353,195 of which we will require such funds to be raised either through shareholder loans or through the public. There is no guarantee that we will be able to raise such funds.

Collection of accounts receivables of Coal Group and Heat Power averages to 2 years and 6 months respectively, resulting in cash flow problems in meeting our working capital needs.

It is common in the industry to have the age of our accounts receivable to be of this term and cash flow problems may persist. We will require shareholder loans and or bank loans to cover working capital needs and we may exhaust such loans at any time.

RISKS RELATING TO THE OFFERING

There is no public market for our common stock and therefore the stock you purchase may be illiquid for an indefinite period of time.

There is no public market for the common stock. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, there can be no assurance that, even if our common stock is approved for quotation, an active trading market for our common stock will develop or be sustained.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Our stock is controlled by directors, officers and principal shareholders for the foreseeable future and as a result, will be able to control our overall direction.

Our insiders, being the directors, officers own 18% and together with 5% shareholders own an aggregate of 92% of our outstanding shares. As a result, the insiders could conceivably control the outcome of matters requiring stockholder approval and could be able to elect all of our directors. Such control, which may have the effect of delaying, deferring or preventing a change of control, is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have in the Company. See "Principal Stockholders."

The initial offering price of $0.19 per share is arbitrarily determined and bears no relation to market value. The market value may be lower than $0.19 per share.

The initial offering price was arbitrarily determined by us based upon the price shares were last sold by us in our most recent Regulation S offering, pursuant to which we entered into an Asset and Share Exchange Agreement (the “Agreement") (Exhibit 10.1) on November 30, 2004 with Coal Group and Heat Power, both Chinese corporations whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power in consideration of 45,000,000 of our common stock at a deemed price of $0.19 per share. The Agreement was made in a non-arms length transaction and the value of our shares may be less than the initial offering price of $0.19.

We may issue more shares for public offerings and this will dilute the value of the shares held by existing shareholders.

Our shareholders are offering 32,495,217 shares with 12,504,783 remaining, totalling 45,000,000 total shares issued. We may issue more shares to raise funds in the public and this will dilute the value of the value of the shares currently outstanding as the price per share will decrease proportionately by the increase in number of shares outstanding; with market conditions held constant. Our need to issue more shares will depend on the amount of shareholder or bank loans which are granted to us from time to time.

FORWARD LOOKING STATEMENTS

This Form SB-2 includes forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning. Various factors could cause actual results to differ materially from those expressed in the forward looking statements, including those described in "Risk Factors" in this Form SB-2. We urge you to be cautious of these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Currency Exchange Between Chinese Renminbi and United States Dollars

While our consolidated financial statements are reported in United States dollars, a significant portion of our business operations are conducted in the Chinese currency Renminbi (“RMB”). In order to provide you with a better understanding of these operations as discussed in-depth in the section titled "Description of Business", we provide the following summary regarding historical exchange rates between these currencies:

China previously did not allow it's currency to float on the open market. Rather, the currency was tied to the U.S. dollar. This means the RMB exchange rate versus the U.S. dollar was changed very infrequently. When it was changed, it tends to be very significant. During a period of high inflation, a country with a fixed exchange rate such as China will use foreign currency reserves to hold their rate steady until those reserves are exhausted. In this instance the exchange rate change will tend to be significant.

On July 21, 2005, China changed it policy and no longer values its RMB in terms of US dollars. With this change, the Renminbi is expected to increase.

USE OF PROCEEDS

The common shares offered are being registered for the Selling Shareholders as specified herein. The Selling Shareholders will receive all proceeds from the sale of common stock.

DETERMINATION OF THE OFFERING PRICE

The offering price was arbitrarily determined by us based upon the price shares were last sold in our most recent Regulation S offering. Regulation S provides an exemption from registration to United States incorporated companies that sell their securities to individuals who are resident outside of the United States, provided that:

1.	the purchaser certifies that he or she is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person;

2.	the purchaser agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 (the “Securities Act”) or pursuant to an available exemption from registration;

3.	the purchaser agrees not to engage in hedging transactions with regard to securities purchased; and

4.	the company is required to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The Selling Shareholders below are offering 32,495,217 shares of common stock offered through this prospectus. A total of 45,000,000 shares of common stock were issued on November 30, 2004 when entered into a Share Exchange Agreement, attached in Exhibit 10.1, with Coal Group and Heat Power whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 of our common stock. The remaining 51% of Heat Power is owned by Coal Group. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents. We currently have not engaged any promoters. Our selling shareholders have no relationship with any promoters to date.

The following table provides as of January 18, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders.

Name of Selling		Beneficial Ownership		# Shares	Beneficial Ownership
Shareholder		Before Offering		Offered	After Offering (1)
		# Shares	Percent (2)		# Shares	Percent (2)
SanHua	An	400	*	400	0	0%
QingZe	Bai (3)	3,564,967	8%	3,564,967	0	0%
Qun	Ding (4)	4,197,200	9%	4,197,200	0	0%
WenHua	Ding (5)	2,886,571	6%	2,886,571	0	0%
PuiPui	Fong	591,700	1%	591,700	0	0%
Wang	Guo	400	*	400	0	0%
ZhiYong	Guo	384,619	*	384,619	0	0%
JiaWen	Han	100	*	100	0	0%
ShengLi	Hao	500	*	500	0	0%
PeiZen	Hu	152,575	*	152,575	0	0%
Yee	King (6)	2,400,000	5%	2,400,000	0	0%
JianGuang	Li	42,227	*	42,227	0	0%
Junhua	Li (7)	3,456,644	8%	3,456,644	0	0%
JunYan	Li	724,366	2%	724,366	0	0%
Zhimin	Li (8)	3,500,200	8%	3,500,200	0	0%
MeiYu	Liu	400,000	1%	400,000	0	0%
YuhHsin	Liu (9)	3,200,000	7%	3,200,000	0	0%
LiangMei	Qin	400	*	400	0	0%
PuYi	Qu	215,531	*	215,531	0	0%
Yun	Wang	35,189	*	35,189	0	0%
BoRenBaTu	Yang	187,559	*	187,559	0	0%
ShengJie	Yang	215,531	*	215,531	0	0%
LiHua	Zhang	215,531	*	215,531	0	0%
YongFu	Zhang	500	*	500	0	0%
Hangzhou Dayuan
Group Co., Ltd	(10)	3,323,742	7%	3,323,742	0	0%
Xinghe County
Haifu Coal
Transportation &
Sale Co., Ltd	(11)	2,798,765	6%	2,798,765	0	0%
Total		32,495,217	72%	32,495,217	0	0%

* Less than 1%

(1)	This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares.

(2)	The percentage is based on 45,000,000 common shares outstanding as of January 18, 2007.

The following are the address of 5% shareholders:

(3)	QingZe Bai: No.3-10, Building23,HuLunBer North Road, XinCheng District, Hohhot City, Inner Mongolia,
China 010050.
(4)	Qun Ding: No.2-1-3,N0.3 Jianshe North Street, Xincheng District , Hohhot City, Inner Mongolia 010010.
(5)	WenHua Ding: No.22-2, First Housing, Wendur Road, Dongsheng City, Inner Mongolia, China, 017000.
WenHua Ding is the brother of Wenxiang Ding.
(6)	Yee King: Room 2005, Ping Hei House, Tai Ping Estate, Sheung Shui, N.T. Hong Kong
(7)	Junhua Li: No. 27 Bungalow, Provincial No. 3 Printery Housing, Dongfeng East Road, ChangAn District,
Shijiazhuang City, Hebei Province, 050000.
(8)	Zhimin Li: Xichiyang Village, Donghoufang Town, Wuji County, Hebei Province, 052400.
(9) YuhHsin Liu: Room 1308, Wan De Mansion, No.1019 Shen Nan Zhong Lu, Shenzhen, China 518046.
(10) Hangzhou Dayuan Group Co., Ltd: No. 198 GongKang, Hangzhou City, Xhejiang Province, China 310015.
(11)	Xinghe County Haifu Coal Transportation & Sale Co., Ltd: Overseas Apartment, Zhunguan Street, Xincheng
District, Hohhot City, Inner Mongolia 010010.

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

It is possible that the selling shareholders may not sell all of the securities being offered.

None of the selling shareholders are a broker-dealer or an affiliate of a broker-dealer. To date, the selling shareholders have no agreements, understandings or arrangements with any parties directly or indirectly to dispose of the securities offered.

None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years; or has ever been one of our officers or directors except as noted above family relationships with our President, Wenxiang Ding.

Please refer to “Risks Relating to Our Business- Our shareholders may not be able to enforce U.S. civil liabilities claims.”

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the selling shareholders. The 32,495,217 shares of our common stock can be sold by selling security holders at a fixed price of $0.19 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Please note that these shares may be illiquid as these shares are not traded on a market or exchange.

To be quoted on the OTC Bulletin Board, we must engage a market maker to file an application for a trading symbol on our behalf to the National Association of Securities Dealers. The market maker will make a market for our shares to be traded on the open market. This process typically takes between 3 and 6 months.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;

4.	in short sales; or

5.	in any combination of these methods of distribution.

The sale price to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with Rule 144 of the Securities Act. In general, under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Selling shareholders may be underwriters for the shares offered for sale. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

If any selling shareholders enter into an agreement, after effectiveness, to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information regarding the plan of distribution, revising the disclosure in the registration statement and filing the agreement as an exhibit. Prior to such involvement, a broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We are bearing all costs relating to the registration of the common stock. We estimate that the expenses of the offering to be paid by us on behalf of the selling shareholders is $ 95,803.18. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission (the “SEC”) has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

·	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

·	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

·	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

·	contains a toll-free telephone number for inquiries on disciplinary actions;

·	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

·	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

·	with bid and offer quotations for the penny stock;

·	the compensation of the broker-dealer and its salesperson in the transaction;

·	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

·	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved with respect to the operations of the company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names of our officers and directors, their present positions, ages and biographical information within the last 5 years. Also provided is a brief description of the business experience of our directors and executive officers and significant employees during the past five years and an indication of directorships held by the directors in other companies subject to the reporting requirements of the Securities Exchange Act.

Name	Age	Position	Period Serving	Term (1)

		CEO, President,	December 1, 2006 –
WenXiang Ding	50	Director, Secretary,		1 year
		Treasurer	November 30, 2007

			December 1, 2006 –
YanHua Li	48	Director		1 year
			November 30, 2007

			December 1, 2006 –
WuSheng Liu	43	CFO		1 year
			November 30, 2007

(1)	Directors hold office until the next annual stockholders’ meeting or until a successor or successors are elected and appointed.

Mr. WenXiang Ding

Mr. Ding became our CEO, President, Director, and Treasurer on November 5, 2004. Mr. Ding is responsible for implementing our investment projects, financial budgets and forecasts, overseeing research and development and human resources and marketing.

Mr. Ding is also responsible for our overall direction and various initiatives as needed from time to time in maintaining the health of the Company. Mr. Ding is currently overseeing our marketing and public relations efforts in maintaining current customers and attracting new customers and also initiating contracts with sectors of the Inner Mongolia Government for expansion of electrical and heating networks.

In August, 2000, Mr. Ding became the Executive Director and General Manager of Coal Group where he brought his experience in the coal industry from serving as the Chief Accountant and, Operations Director of Inner Mongolia Coal of the People’s Republic of China General Political Department. Mr. Ding also founded Heat Power in September 2003 where he serves as the General Manager. Mr. Ding’s position as General Manager of Coal Group and Heat Power holds the same responsibilities as his position as our President.

In 1993, Mr. Ding obtained training in coal mine management from the Beijing coal Management Institute. During 2002, he obtained further training in coal mine production and public utility management from the Inner Mongolia Coal Industry Bureau and Erdos City Construction Bureau, respectively.

Mr. Ding works on average 52 hours per week on Company affairs and has an employment contract with the Company. Please refer to Exhibit 10.14 (a).

Ms. YanHua Li

Ms. Li became our Director on November 5, 2004. Her responsibilities include overseeing our finance and human resources departments.

Ms. Li is also the General Manager of Inner Mongolia XiangRong Commercial and Trade Co., Ltd. where she oversees the finance department and responsible for operations management and has been for the past 5 years.

Ms. Li does not have any technical training in her field of finance, human resources and operations management.

Ms. Li works on average 48 hours per week on Company affairs and is the spouse of Wenxiang Ding.

Ms. Li has an employment contract with the Company. Please refer to Exhibit 10.14(b) .

Mr. Wu Sheng Liu

Mr. Liu became our CFO on November 5, 2004 and oversees our financial department, and works closely with Mr. Ding in implementing our investment projects, financial budgets and forecasts.

Mr. Liu previously held the position of Chief Financial Officer at Sinopetro Hohhot Petro Co., Ltd., an oil refinery commencing from 2003 to 2005. This company is unrelated and unassociated with Coal Group, Heat Power and the Company. Mr. Liu’s is responsible for management of financial reporting.

Mr. Liu brings his experience in financial management and internal audit from his work with Petro China Hohhot Oil & Chemical Branch from 1992-2003.

Mr. Liu does not have any technical training in his field.

Mr. Liu has an employment contract with the Company. Please refer to Exhibit 10.14(c) .

Promoters

We were incorporated by Peter Khean, a promoter of our Company wherein he prepared the necessary incorporation documents. Incorporation and related costs amounted to approximately $ 3,000. Mr. Khean is the President of Magnum Equities Group Inc, our agent for service which assists us in preparing the information required in the registration statement and also provides Edgarizing services. We do not have a contract with our agent for service. Fees are incurred on a predetermined rate, payable on a quarterly basis. We estimate total fees to be approximately $40,000. Please refer to "Other Expenses of Issuances and Distribution".

We do not have other promoters.

Significant Employees:

Our significant employees are Mr. Ding, Ms. Li, and Mr. Liu, all of whom provide a significant contribution to our business.

Please refer to “Risks Relating to Our Business- We are dependent on a few key personnel being our officers and directors.”

Family Relationships:

There are no arrangements or understandings between any of our directors or executive officers, pursuant to which either was selected to be a director or executive officer. Our director YanHua Li and our President WenXiang Ding are husband and wife and there are no other family relationships among any of our directors and officers.

Involvement in Certain Legal Proceedings:

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years and which are material to an evaluation of the ability or the integrity of our directors or executive officers:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert nor do we have an audit committee established at this time. We expect to establish this committee within the next 12 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 18, 2007 certain information regarding the beneficial ownership of our common stock by:

1.	each person who is known by us to be the beneficial owner of more than 5% of the common stock,

2.	each of our directors and executive officers and

3.	all of our directors and executive officers as a group.

The persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. No change in control is currently being contemplated.

As of January 18, 2007, 45,000,000 shares with a par value of $0.001 per share were issued and outstanding. We are authorized to issue 200,000,000 shares with a par value of $0.001 per share.

	Name and Address of Beneficial	Amount and Nature of
Title of Class	Owner	Beneficial Owner	% Class(1)

Officers and Directors:

Common Stock	WenXiang Ding, President, CEO,	12,504,583 (2)	28%
	Director, Secretary
	No.1-3,Building 1,Residential Area,
	West Street, XinCheng District,
	Hohhot City, Inner Mongolia, China,
	010010

Common Stock	YanHua Li, Director	703,786 (2)	2%
	No.1, Building 7, No.23 Jianshe
	Street, Xincheng District, Hohhot
	City, Inner Mongolia, 010010

Common Stock	WuSheng Liu, CFO	200	*
	Xiguanjin Street, Kekeyiligeng
	Town, Wuchuan County, Inner
	Mongolia China, 011700

Officers and Directors		12,504,783	28%
as a Group

5% Shareholders:

Common Stock	QingZe Bai	3,564,967	8%
	No.3-10, Building23,HuLunBer
	North Road, XinCheng District,
	Hohhot City, Inner Mongolia, China
	010050

Common Stock	Qun Ding	4,197,200	9%
	No.2-1-3,N0.3 Jianshe North Street,
	Xincheng District, Hohhot City,
	Inner Mongolia 010010

Common Stock	WenHua Ding	2,886,571 (3)	6%
	No.22-2, First Housing, Wendur
	Road, Dongsheng City, Inner
	Mongolia, China 017000

Common Stock	Yi Ding	4,407,572 (2)	10%
	No.21, AnDeLi North Road,
	DongCheng District, Beijing, China
	100000

	Name and Address of Beneficial	Amount and Nature of
Title of Class	Owner	Beneficial Owner	% Class(1)

Common Stock	Yee King	2,400,000	5%
	Room 2005, Ping Hei House, Tai
	Ping Estate, Sheung Shui, N.T. Hong
	Kong

Common Stock	Junhua Li	3,456,644	8%
	No. 27 Bangalow, Provincial No. 3
	Printery Housing, Dongfeng East
	Road, ChangAn District,
	Shijiazhuang City, Hebei Province,
	0500000

Common Stock	Zhimin Li	3,500,200	8%
	Xichiyang Village, Donghoufang
	Town, Wuji County, Hebei Province,
	052400

Common Stock	YuhHsin Liu	3,200,000	7%
	Room 1308, Wan De Mansion,
	No.1019 Shen Nan Zhong Lu,
	Shenzhen 518046, China

Common Stock	Hangzhou Dayuan Group Co. Ltd.	3,323,742	7%
	(4)
	No.198 GongKang, Hangzhou City,
	Zhejiang Province China 310015

Common Stock	Xinghe County Haifu Coal	2,798,765	6%
	Transportation & Sale Co., Ltd. (5)
	Overseas Apartment, Zhuguan Street,
	Xincheng District, Hohhot City,
	Inner Mongolia 010010

Officers, Directors and
5% Shareholders as a		41,832,872	92%
Group

* Less than 1%

(1)	Based on 45,000,000 shares outstanding as of January 18, 2007.

(2)	Wenxiang Ding owns 7,393,225 directly, his spouse, YanHua Li owns 703,786, and his son, Yi Ding owns 4,407,572. The total of these shares is 12,504,583.

(3)	Wenhua Ding is the brother of Wenxiang Ding.

(4)	Shareholders of Hangzhou Dayuan Group Co., Ltd are Li Weijun, ,Yu Jianping, Wu Weidong, Gao Zhixiang, Ma Zhiming, Lin Xia, Qin Lihong, Jin Lu, Zhang Yong, Chai Meichang, Gao Hualiang and Hangzhou Dayuan Group Co., Ltd Holding Committee**.

(5)	Shareholders of Xinghe County Haifu Coal Transportation & Sale Co., Ltd are Zhang Liguo, Zhang Junfa, and Yang Peixiu.

**	Hangzhou Dayuan Group Co., Ltd was originally a Government owned enterprise and was subsequently privatized. During this transition, a separate committee was established so original owners including the Government, former management and employees retain interest in the company. These shareholders are not shareholders in Coal Group, Heat Power or the Company. The privatizing of Government owned companies is a common practice in China.

DESCRIPTION OF SECURITIES

The securities being registered are 32,495,217 shares with a par value of $0.001 per share. Pursuant to our articles of incorporation, the total authorized capital is 200,000,000 shares with a par value of $0.001 per share, of which 45,000,000 shares are issued to 30 shareholders as of January 18, 2007. This public offering consists solely of 32,495,217 shares of common stock being resold by selling shareholders at a price of $0.19 per share; therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

All of our authorized shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available. However, our present intention is not to pay any cash dividends to holders of shares but to reinvest earnings, if any. In the event of our liquidation, dissolution or winding up the holders of shares are entitled to share pro-rata in all assets remaining after payment of liabilities.

Shares have no pre-emptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares.

Our articles and by-laws do not contain any provisions that would delay, defer or prevent our change in control.

Dividend Policy:

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Should we declare a dividend in the future, such dividend will be paid to shareholders on a pro rata basis in accordance with their shareholdings at such time.

Share Purchase Warrants:

We have not issued and do not have outstanding any warrants to purchase our shares.

Options:

We have not issued and do not have outstanding any options to purchase our shares.

Convertible Securities:

We have not issued and do not have outstanding any securities convertible into shares or any rights convertible or exchangeable into shares.

Changes in Control:

There are no arrangements which may result in a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of the Company.

Accounting Matters

Our financial statements as of November 30, 2005 and 2004, appearing in this prospectus and registration statement have been audited by Robert G. Jeffrey, Certified Public Accountant, an independent auditor, as set forth in their report thereon, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

Legal Matters

The validity of the Shares offered hereby will be passed upon for us by Lonsdale Avenue Law Centre, a law firm located in Vancouver, British Columbia, Canada.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

ORGANIZATION WITHIN THE LAST FIVE YEARS

Business Development China Energy Corporation-Parent Company

We were incorporated in the state of Nevada on October 11, 2002 for the purpose of producing coal to meet the increasing demand in power and heating industries. We also construct improved power and heating facilities in rural developments; expanding such network coverage to users. We also act as a broker to facilitate coal sales. We were formally known as “Omega Project Consultations Inc.” and on November 3, 2004 we changed our name to “China Energy Corporation”. We were incorporated by Peter Khean, a promoter of our Company wherein he prepared the necessary incorporation documents. Incorporation and related costs amounted to approximately $ 3,000. Mr. Khean is the President of Magnum Equities Group Inc, our agent for service.

On November 30, 2004, we entered into a Share Exchange Agreement, attached in Exhibit 10.1, with Coal Group and Heat Power, both Chinese corporations, whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 of our common stock. The remaining 51% ownership of Heat Power is owned by Coal Group. Please refer to “Coal Group: Subsidiary” below. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The Share Exchange Agreement stipulates that the Company endeavours to raise $10,000,000 for expansion of operations of Coal Group and Heat Power. Current projects such as the XueJiaWan Expansion consisting of construction of thermoelectric plants have been funded solely by shareholder loans. Heat Power will require an additional $ 2.84 million for construction in order to improve its efficiencies and reliability of heating and electricity supply. Heat Power will receive funding through shareholder loans and possibly bank loans of which such option will be examined early 2007. Any funding raised in the public market will be invested in Coal Group’s expansion of the LaiYeGou mine.

Coal Group is in the planning stages of expanding its mining capabilities where funding will be provided by shareholder and bank loans and funds raised in the public market. The cost of the expansion will be approximately $10,000,000. The Company expects to engage the services of a promotion and investor relations group when it receives trading status on the OTC Bulletin Board to assist in raising the necessary funding over a period of time. Currently no agreement has been entered into with any promoters or investor relations groups. There were no fees paid or any type of consideration received by promoters as a result of the Share Exchange Agreement.

Prior to the Share Exchange Agreement, Mr. Ding, our President was also the President and General Manager of Coal Group. Mr. Liu our CFO was also the CFO of Coal Group. Mrs. Li, our director was Supervising Manager of Coal group.

Mr. Ding was also President and General Manager of Heat Power prior to the Share Exchange Agreement. Mrs. Li and Mr. Liu did not hold positions at Heat Power.

The relationship between Coal Group and Heat Power prior to the Share Exchange Agreement remained under the supervision and control of Mr. Ding as he was the President and General Manager and oversaw operations of both companies.

As a result of the Share Exchange Agreement, Coal Group and Heat Power became our wholly-owned subsidiaries. The shareholders of Coal Group and Heat Power unanimously agreed to enter into the Agreement for the purposes of restructuring itself in anticipation of becoming listed on the OTC Bulletin Board. We were formed by shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities, equity and had not issued any of our shares. As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders, whereby the 45,000,000 shares were issued. The Agreement therefore was a non-arms length transaction. Mr. Ding, Mrs. Li and Mr. Liu were our CEO, Director and CFO, respectively, when the Agreement was signed.

Business activities of Coal Group and Heat Power did not change as a result of this Agreement.

For the years ended November 30, 2005 and 2004, our net income was $ 3,382,777 and $ 1,156,309, respectively.

Coal Group: Subsidiary Organization and History of Ownership

Coal Group, a China Corporation, was founded in August 2000 in Dongsheng City of Inner Mongolia. Coal Group has a business license granted from the Inner Mongolia Administrative Bureau of Industry and Commerce. The business license is attached in Exhibit 99.1.

When Coal Group was founded, Mr. Ding owned 40%, YanHua Li owned 26.67% and Yi Ding owned 33.33%. The ownership structure changed in December 2003 whereby Mr. Ding owned 50%, YanHua Li owned 14.67% and Yi Ding ownership remained unchanged at 33.33% . There was no consideration exchanged and this was a non arms length transaction as Mr. Ding is the spouse of Ms. Li and Yi Ding is their son. There was no agreement signed as result of these transactions.

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. The remaining 30% was acquired by ZhiYong Guo. The 70% interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at its appraised value of in the amount Mr. Ding paid for the assets he contributed. In February, 2004 Mr. Ding transferred this equity interest to Coal Group.

In March 2004, Coal Group sold 15% of its interest to Hangzhou DaYuan Group Co. Ltd.. In August of 2004, a further 4% interest was sold to Xinghe County Haifu Coal Transportation and Sale Co. Ltd; leaving 51% to be owned by Coal Group. The price for each of these transactions was proportionately equal to the total of the appraised value of the property contributed by Mr. Ding for the 70% equity interest in Heat Power. In the case of each of these sales, the proceeds were loaned to Heat Power. As a result the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Coal Group also has a 20% investment in Inner Mongolia LiTai Coking Co. Ltd. (“LiTai”). LiTai is one of our principal customers, however, we do not view this concentration as a significant risk. We do not exert control over LiTai. The investment was initially made on September 18, 2002 where we acquired 15% ownership of LiTai and on April 18, 2004 Coal Group acquired a further 5%. The investment was made to fund LiTai’s working capital needs. Please refer to Exhibit 10.19(a) regarding the 15% investment and Exhibit 10.19(b) regarding the 5% investment.

On November 22, 2006, LiTai received notification from the Zhunger County Environmental Protection Bureau (the “Protection Bureau”) to shut down its operations effective December 31, 2006 as a result of their findings of contamination of the water supply in the region. LiTai was fined approximately $ 12,500 and ordered to rectify the breach of environmental standards. LiTai will only be able to commence operations upon the inspection and approval from the Protection Bureau. LiTai intends to rectify the situation however it is unknown at this time when operations are expected to commence again.

Coal Group is currently in negotiations with LiTai for a return of Coal Group’s 20% investment.

Acquisition of LaiYeGou Mine and Mining Right

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.17. Property acquisition in China is through 50 or 70 year lease and this is the only type of ownership permitted in China. We have leased the land surrounding the mine and the mine itself for a period of 50 years. Since acquisition of LaiYeGou in 1999, Coal Group’s activities has been coal production for the purpose of supplying raw materials to heating and power industries, retail customers and coking factories for steel production.

All land in the China belongs to the PRC. To extract resources from land, Coal Group is required to obtain a mining right. The jurisdiction responsible for issuing such rights is the Provincial Bureau of National Land and Resource, a division of the PRC Government. In December 2005, Coal Group’s mining right was assessed to be approximately $ 3,621,391 for a period of 14 years commencing November 2005. This mining right is regarded as an Intangible Asset to be amortized over a period of 14 years.

The payment schedule is as follows:

-	Instalment	#1:	$1,105,823 due on or before December 1, 2006
-	Instalment	#2:	$503,111 due on or before December 1 , 2007
-	Instalment	#3:	$503,111 due on or before December 1, 2008
-	Instalment	#4:	$503,111 due on or before December, 2009
-	Instalment	#5:	$503,111 due on or before December 1, 2010
-	Instalment	#6:	$503,114 due on or before December 1, 2011

Coal Group has the option of forfeiting the mining rights without being obligated to make all future payments however would be required cease of all mining activities. Coal Group has no intention of ceasing its mining activities and will make future payments as scheduled.

Coal Group-Coal Industry

Inner Mongolia, being the third largest political unit in the country, and categorized constitutionally as an Autonomous Region, has a population of 24 million. The whole of China’s population is 1.3 billion.

Coal mines in Inner Mongolia provides a prime source of coal for the much larger populations of China’s 23 provinces and 5 regions.

Currently China’s demand for coal far exceeds supply. Under these current conditions with the demand gap for coal nation-wide, and to ensure sufficient quantities for its contracted customers, in addition to our own production, we also rely upon suppliers to meet a volume of our commitments.

Source - China Coal Industry Association.

“China coalmines produced almost 2.0 billion tons of coal last year, representing a year-on-year rise of 13.2% . That’s almost 10 times the annual production of Australia’s coal industry - the world’s largest exporter.

Despite this, China’s has a coal shortage that is expected to grow this year as supply fails to keep pace with mounting demand, according to a senior official from the China Coal Industry Association. Pu Hongjiu, deputy director of the association, said the nation’s coal consumption is expected to increase this year by 120 million tons to 2.1 billion tons - a rise of 6%. That is slower than last year’s growth of 12% and demand will continue to outpace supply”

Given these demands, we expect to expand our production capacity in the next 2 years to reach 2% of Inner Mongolia’s total annual coal output, accounting for 0.3% of all coal sources in all of China.

Heat Power: Subsidiary

Heat Power, a China Corporation, was founded in September 2003 in XueJiaWan Town, Inner Mongolia. Heat Power’s business licence is attached in Exhibit 99.2. Since its inception, Heat Power operated an existing Heat Power plant in XueJiaWan as part of its agreement with the Zhunger County Government to phase out the existing heating plant for development of a more efficient and effective plant with heating and electricity generation capabilities as per the monopoly granted as mentioned below.

Heating Supply License

On July 29, 2003 Heat Power was granted the license and monopoly by the Zhunger County Government to provide the entire XueJiaWan area with its heating requirements. The monopoly was granted for an undetermined period of time given Heat Power maintains production capabilities and predetermined prices set by the Zhunger County Government. The grant of the monopoly is attached in Exhibit 10.2.

Under the terms of the license agreement, it states that Government agrees to transfer existing 4 heat power supply stations previously operated by the Zhunger government in conjunction with

Erdos Xinxia Real Estate Co.,Ltd to Heat Power, granting us the exclusive right to operate and manage the heat power station consisting of 4 heating plants to supply centralized heating service to the municipal planning area of Xuejiawan including Donghua residential area and Yinze residential area. The transfer agreement is attached in Exhibit 10.2(a) .

Summary of the terms of the license agreement

On July 29, 2003, Heat Power entered into a license agreement with the Government to supply heating requirements to Xuejiawan by transfer of 4 existing heating plants. The terms of the agreement are summarized as follows and Heat Power is to comply with the following:

  Manage the 4 stations
  Retain existing employees
  Supply heating needs to all of Xuejiawan – total area of coverage was not noted
  Report prices charged for heating
  Construction of a new thermoelectric plant to provide heating and electricity to commence August 2003 for completion by October 15, 2004

An addendum to the license agreement stated that Heat Power was responsible for:

  Providing heating requirements to Xuejiawan for Winter 2003
  Prices charged for heating cannot be above the set standard as determined by the Government and any price charged about this standard shall require approval from the Government

There were no penalty provisions stated in either the license agreement or addendum signed.

Heat Power complied with the above terms of the license agreement with the exception of completion of the thermoelectric plant as mentioned below. Heat Power met the heating requirements by construction a further 3 additional heating plants as mentioned below (“Expansion – Construction of 3 Additional Heating Plants (80 Hectares of heating coverage)”) for a total of 7 heating plants servicing Xuejiawan.

The License agreement requires Heat Power to construct thermoelectric plants to provide heating directly to users and electricity through Electric Power Group, (a government owned enterprise) to Xuejiawan. The area of coverage was also not specified in the agreement however the area requiring service was approximately 120 hectares. Heat Power was to construct the thermoelectric plant by October 2004 and thereby replacing existing heating plants in operation. Please refer to section “Future operations – Thermoelectric Plant (120 Hectares of heating coverage)” below.

October 2004 was the 1st extension granted and Heat Power was not able to meet this deadline as a result of harsh weather conditions. There were no penalty provisions as such factors were beyond the control of Heat Power.

Heat Power signed a further agreement with the Government on June 2, 2005 stating the completion date of construction of the thermoelectric plant was to be extended to October 15, 2005 however because of connectivity problems with Electric Power Group (Government owned enterprise) construction was not completed by this date. In both situations, Heat Power was not subject to penalty provisions as the delays were attributed to factors outside the control of Heat Power.

Heat Power is currently meeting its obligations to provide heating to Xuejiawan with its newly constructed thermoelectric plant put into operation September 2006. Of the 7 heating plants previously put into operation, only 2 are supplying heating as 4 are in the process of being converted to heat transfer stations supporting the thermoelectric plant and one plant was sold in March 2006. See below.

Previous operations – 4 Heating Plants

Heat Power previously provided heating needs with existing 4 heating plants as mentioned above to users of the XueJiaWan area. Upon granting of the license and transfer of ownership of the heating plants, Heat Power initially supplied heat service to 40 hectares as of November 20, 2003 and 55 hectares by November 30, 2004. To supply a further 25 hectares would require expansion of our facilities by 3 additional heating plants as mentioned below.

As of to date, these 4 heating plants have been shut down and in the process of being converted to heat transfer stations supporting the efficiencies in heat transfer to users from the thermoelectric plant. The conversion commenced September 2006 and is expected to be completed by December 2007 with a cost of approximately $ 40,000.

Expansion – Construction of 3 Additional Heating Plants (80 Hectares of heating coverage)

By October 15 2005 we completed construction of 3 additional heating plants to increase coverage of heating supply to 80 acres, covering Xuejiawan district and Shagedu Town. These 7 heating plants previously met our obligations to supply heating to the Xuejiawan district temporarily until the thermoelectric plants have been fully tested and operational. Once the thermoelectric plant is operational these heating plants will be phased out and converted upon completion and successful testing of the thermoelectric plant which will provide heating and electricity requirements.

As of to date, there are only 2 heating plants currently operational in addition to the thermoelectric plant put in operation September 2006. (Previous operations of 7 heating plants less 4 heating plans currently undergoing conversion, less sale of 1 heating plant - Please see “Sale of Heating Plant” below).

The remaining 2 heating plants are currently undergoing construction pipeline construction to connect to the thermoelectric plant. Construction is expected to be completed by the end of 2007.

These 2 heating plants will support the thermoelectric plant operations until June 2007 whereby these plants will be shut down and will commence conversion to heat transfer stations in addition to the 4 heating plants currently undergoing the same conversion process mentioned above. The completion date is expected to be the December 2007 with a cost of approximately $ 100,000. Operations at the end of 2007 will consist of the thermoelectric plant and 6 supporting heat transfer station.

Sale of Heating Plant

On March 24, 2006, we entered into an agreement to sell 1 heating plant which was previously constructed in Shagedu Town to Hao Linmao for proceeds of approximately $ 300,000 for a completion/transfer of title date to be determined in December 2006. This was an arms length transaction. This heating plant is located in the outside suburb of XueJiaWan in Shagedu and was too costly to manage because of the location. Heat Power’s market is in the heart of XueJiaWan and the sale of this plant has had limited impact on the results of operations. Shagedu is mostly occupied by factories and the requirement for heating is limited. The coverage in Shagedu is approximately 2 hectares or less than 2% of our total coverage in XueJiaWan of 120 hectares.

To date we have received approximately $ 209,000 as an advance and the remaining balance is to be received by the completion date to be determined early 2007. The agreement stipulates the completion and transfer date to be April 20, 2006 however it was mutually agreed that the transfer be open to negotiation and determined at a later date. Please refer to Exhibit 10.26. There was no addendum to this agreement signed to extend the transfer date. The cost of construction for this heating plant is $ 197,000 and without consideration to legal and other related fees which we cannot estimate at this time, we will realize a gain of approximately $ 103,000.

Current operations – Thermoelectric Plant (120 Hectares of heating coverage)

XueJiaWan Expansion was completed December 2005 and put into operation effective September 2006. Heating supply commenced in October and electricity supply commenced in September. The expansion has allowed for supply of not only heating but also electricity requirements as well.

We provide electricity to users by merging an electrical network with Inner Mongolia Electric Power Co. Ltd, a Government owned enterprise and monopoly. This agreement is attached on Exhibit 10.3. The supply of electricity may be widely dispersed and Heat Power does not have any control over which areas will be provided with electricity. Heat Power holds a license and monopoly for heating supply only. Upon merging Heat Power’s electrical net work with Electric Power Group, connectivity problems were encountered as the current transformer used by Electric Power Group could not support the electrical load to be transferred by Heat Power. Heat Power loaned Electric Power Group $125,000 without interest or stated terms of repayment for the construction of a larger capacity transformer station. There was no agreement signed however it was mutually agreed that Electric Power Group has the option of offsetting fees Heat Power incurs for use of its network against the loan amount.

Only sectors of government can distribute and charge a fee for electricity. However electrical networks can be established to provide this utility to this sector. Co-generation is encouraged as existing networks can be used as a renewable resource.

As mentioned above, we are currently converting 4 of our heating plants previously used in exclusive heat supply operations to heat transfer stations wherein efficiencies in heat distribution to users will be increased. The remaining 2 heating plants will commence conversion in June 2007.

We are in the process of constructing a 3rd boiler at the thermoelectric plant as a necessary supplement to ensure stable and reliable heat supply to users. Construction commenced July 2006 and is expected to be completed early 2007. The estimated cost is $ 2.7 million.

Description of Business

Principal Products, Services and Their Markets

Coal Group

Coal Group owns and operates the LaiYeGou coal mine where ownership is through a 50 year lease with the PRC. It is an underground operation where current production is 500,000 metric tons per year. Occupying an area of 230.3 hectares (approximately 569 acres) at Dongsheng Coalfield near Dongsheng City, LaiYe Gou has established proven and probable reserves of 25.7 million tons. Based on 51% estimated mining recovery rate, we will produce 13.1 million tons of salable products with our present mining equipment. The product mined, is high quality, non-caking, coal that has low sulphur, low phosphorus and low ash contents which does not fuse together or cake when heated but burns freely and is used mainly for heating and electric power generation.

With such minimal harmful chemical contents, it meets the stringent environmental standards set by the Central Government of China. It is ideal for general heating applications as well as for power generation, with a heat rating of 6,800–7,000 kcal.

The following definitions apply to our mining operations as per Industry Guide 7 of the Securities Act Industry Guides.

Definitions.

(1)	Reserve. That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Note: Reserves are customarily stated in terms of “ore” when dealing with metalliferous minerals; when other materials such as coal, oil, shale, tar, sands, limestone, etc. are involved, an appropriate term such as “recoverable coal” may be substituted.

(2)	Proven (Measured) Reserves. Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(3)	Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Proven and Probable Reserve Survey

Our survey of reserves is performed by No. 153 Exploration Team of Inner Mongolia Coalfield Geological Bureau, surveying the district of Hongjingta area consisting of 7,800 hectares (approximately 19,266 acres), total survey area. LaiYeGou is included in Hongjingta and is 230.3 hectares (approximately 569 acres) or 3% of the total survey area. The survey consists of 3,454 samples including 184 outcrops (A body of rock exposed at the surface of the Earth), 140 trenches and 32 drilling samples. The distance between each sample is 4,428 hectares (approximately 10,937 acres).

Accuracy and Risks

The accuracy and risks associated with Proven Reserves are less than of Probable Reserves due to the assumption of continuity of coal layers between sample points. The following consists of the classifications of the types of coal layers which are determined to be continuous:

(Gangue Coal: Commercially valueless rock material containing minimal amounts of coal)

Non Reserve Coal:

These types of reserve and non reserve coal sampled are extrapolated to be continuous between sampling points of which may not be consistent.

Proven and Probable Reserves

The reserves in the LaiYeGou Coal Mine are as follows as of March 2005 in thousand tonne units:

		Coal seam	Thermal value(BTU) Qnet,d**	evelin% St,d **
Proven reserves	21,160	6-2	11002.42 - 12846.9 11535.55(2)	0.16 - 0.22 0.19(4)
Probable reserves	4,930	4-1 4-2 upper 4-2	11436.66 - 11720.43 11578.55(2) 12184.78 - 12455.65 12322.26(2) 11458.16 - 12644.82 11987(2)	0.28 - 0.33 0.31(2) 0.22(2) 11458.16 -12644.82 11987(2)
Total reserve****	26,090

Insitu proven reserve consumed	6,590
Probable reserves***	4,939
Reserve currently developing *	14,570
Total	26,090

*These reserves will be developed during our expansion of LaiYeGou.

** The top figures represent maximum and minimum amount, and the bottom figure represents the average.

*** Probable reserves are assigned to existing facilities whereby existing infrastructure and equipment allows these reserves to be mined at current production levels.

**** Reserves are insitu (in the ground)

The projected mine life of the Proven & Probable reserves at present production rates are as follows:

Reserve	Amount	Mine life(year)	Recovery rate(%)	Remarks
Proven reserves	14,570	7	37%
Probable reserve	4,930			Cannot be mined under present production method
Total reserve	19,500	7

The projected mine life after the expansion is estimated to be as follows:

Reserve	Amount	Life(year)	Recovery rate (%)
Proven reserves	14,570	10.4	75
Probable reserve	4,930	2.5	85
Total reserve	19,500	12.9

With the exception of reserves currently developing, all other reserves have been assigned to existing facilities and determined for sorting or for packaging of mixed coal. Coal is steam and non metallurgical and owned by Coal Group through right of land and use by 50 year lease granted by the Government. This is the only type of ownership permitted in the PRC.

Coal Specifications

The BTU per pound is 12,322.98. (Short for British thermal unit. One Btu is equal to the amount of heat required to raise the temperature of one pound of liquid water by 1 degree Fahrenheit at its maximum density, which occurs at a temperature of 39.1 degrees Fahrenheit. One Btu is equal to approximately 251.9 calories or 1055 joules.)

Coal produced from LaiYeGou does not undergo any washing or any other preparation prior to sale to customers as its raw form is satisfactory in meeting the needs and requirements of its customers. As a result, LaiYeGou does not have wash plant facilities nor it is necessary to account for dilution of its products. The saleable product for estimated coal reserves is 75% (recovery rate).

The sulphur content is 0.5 pounds per million BTU and deemed to be compliant coal as non compliance coal emits greater than 3.0 pounds of sulphur dioxide per million BTU when burned.

Coal Seams

The coal seams of economic interest are as follows:

No. of coal seam	Thickness of coal seam(m)	Thickness of Gangue contained (m)	Pitch of coal seam (m)	Status of coal seam	Stability of coal seam
	minimum - maximum average	minimum - maximum average	minimum - maximum average
4—1	2.39 - 2.84 2.61(2)	0.06 - 0.19 0.12	11.25 - 17.64	Most can be mined	Comparatively stable
4—2 upper	1.20 - 2.10 1.65(2)		13.89 1.49 - 4.24	Most can be mined	Comparatively stable
4—2	1.25 - 1.49 1.37(2)		3.83 55.40 - 76.93	Most can be mined	Comparatively stable
6—2	6.78 - 8.08 7.45(5)		67.01	All can be mined	Stable

Coal reserves in each coal seam are as follows:

Tonnage: 10 thousand tons

Type of mineral	No. of coal seam	Elevation of soleplate	This audit	Consumed Resource reserve	Remained resource reserve	Type of resource reserve
Coal	4-1	1285-1305	30		30	Probable reserve
	4-2upper	1270-1285	247		247	Probable reserve
	4-2	1265-1280	216		216	Probable reserve
	6-2	1192-1205	2116	659	1457	Proven reserve
	Total	1192-1305	2609	659	1950

General characteristic of quality in coal seam are as follows:

item	industrial analysis (%)				evelin%	Thermal value(BTU)	model of dregs
No. of coal seam	Mad		Ad	Vdaf	St,d	Qnet,d
4—1	Raw coal	8.88 - 9.90 9.39(2)	11.92 - 13.54 12.73(2)	36.87 - 38.41 37.64(2)	0.28 - 0.33 0.31(2)	11436.66 - 11720.43 11578.55(2)	2
	floatation	6.72 - 6.74 6.73(2)	4.52(2)	36.32 - 36.64 36.48(2)	0.32	12606.13	2
4—2upper	Raw coal	8.48 - 9.80 9.14(2)	6.56 - 8.50 7.53(2)	36.92 - 37.68 37.30(2)	0.22(2)	12184.78 - 12455.65 12322.26(2)	2
	floatation	5.67(2)	4.77 - 5.36 5.06(2)	35.79 - 36.19 35.99(2)	0.21	12528.74	2
4—2	Raw coal	8.30 - 8.62 8.46(2)	7.78 - 12.94 10.36(2)	36.69 - 37.05 36.87(2)	0.16 - 0.33 0.25(2)	11458.16 - 12644.82 11987(2)	2
	floatation	5.52 - 5.86 5.56(2)	4.17 - 4.30 4.24(2)	34.68 - 35.05 34.87(2)	0.11	12915.69	2
6—2	Raw coal	7.34 - 8.36 7.90(4)	4.78 - 15.28 7.79(4)	33.80 - 36.47 34.65(4)	0.16 - 0.22 0.19(4)	11002.42 - 12846.9 11535.55(4)	2
	floatation	5.38 - 6.62 5.85(4)	3.78 - 4.62 4.11(4)	33.18 - 34.23 33.54(4)	0.11 - 0.22 0.15(3)	12915.69	2

The following is a stratagraphic column illustrating partings within the coal seams:

STRATAGRAPHIC COLLUMN OF LAIYEGOU COAL MINE

stratum unit				thickness (m)	collumn	No. of coal seam	lithology
Era	Period	Epoch	Age				
cenozoic	Quaternary	Upper-Middle		8.29			Buff loess sand soil cumulated at residual slop, gravel bed cumulated by flood, sand cumulated by wind, winds forming loess. This stratum appears non-integrative touch with upper layer.
cenozoic	Tertiary	Pliocene N2		35.56			Pink to amaranth arenaceous argillaceous rock, argillaceous rock, containing laminar calcareous tubercle. This layer is in loose status as not solidified when rock is formed, and appears non integraive touch with lower layer.
mesozoic	Jurassic J	Middle/Lower J_{1-2}	YanAn Age J_{1-2y}	76.84		4-1 4-2 upper 4-2	Consist of French grey to dark grey middle and fine grained sandstone, power sandstone, arenaceous argillaceous rock and coal seam, containing a little marlite, or calcareous and arenaceous argillaceous rock, horizontal venation developed, large scale stagger layer and nervation texture can be seen partly, contains a little plant fossil, Contains 4 coal seams, including No. 4-1, 4-2 upper and 4-2 totaling 3 active coal seams which can be partly mined. This layer appears integrative touch with lower layer.
mesozoic	Jurassic J	Middle/Lower J_{1-2}	YanAn Age J_{1-2y}	178		6-2	Middle and upper part: consist of French grey to dark grey close grained sandstone, arenaceous argillaceous rock, powder sandstone and coal seams. Partly contain calcareous sandstone, horizontal texture developed, a little plant fossil can be seen here. Lower: mainly consist of grey to white middle and close grained sandstone, large scale laminar and gutter texture developed. Contains No. 5 and No. 6 totaling 2 coal series, including No. 5-1, No. 6-1 and No. 6-2 totaling 3 coal seams, and No. 6-2 is main active coal seam in this area. Appear non-integrative touch with lower layer.
mesozoic	Triassic	Upper T_3	Yanchang Age T_{3y}	Not reach bottom			Consist of celadon middle and close grained sandstone, partly contain celadon laminar arenaceous argillacous rock, large scale stagger texture developed. Drilling hole can not reach bottom.

Please refer to Exhibit 99.17 (a) for the mine production system and Exhibit 99.17(b) for the mine site plan map.

Mining Method

We currently use the “Room & Pillar” production method of mining whereby rooms are cut into the coal bed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Rooms are 20-30 feet wide and the pillars up to 100 feet wide. As mining advances, a grid-like pattern of rooms and pillars is formed. When mining advances to the end of a panel or the property line, retreat mining begins. In retreat mining, the workers mine as much coal as possible from the remaining pillars until the roof falls in. When retreat mining is completed, the mined area is abandoned. Conventional mining method is used where the coal seam is cut, drilled, blasted and then loaded into trucks.

After reconstruction of Laiyegou coal mine, the “Long Wall” production of mining will be used whereby large rectangular blocks of coal are defined during the development stage of the mine and are then extracted in a single continuous operation. Each defined block of coal, know as a panel, is created by driving a set of headings from main or trunk roadways in the mine, some distance into the panel.

The panel or block of coal up to 1,000 feet wide and two or three miles long is completely extracted. The working area is protected by movable hydraulic powered roof supports called shields. The longwall employs a shearer, with two rotating cutting drums, which is dragged mechanically back and forth across the coal face. The coal which is cut falls onto a heavy chain conveyor which delivers it to a belt conveyor system for removal out of the mine. The longwall shields advance with the machine as mining proceeds and provide not only high levels of production but also increased miner safety.

Longwall mining systems employ sensors to detect how much coal remains in the seam being mined as well as robotic controls to enhance efficiency. Microprocessors record seam data as a longwall miner makes it initial pass, subsequent passes then follow the previous route resulting in high efficiencies.

With the use of a longwall system, the amount of coal which is recovered in a given area increases from 50% to as much as 80%. The carefully planned longwall process has a positive influence on minimizing the effects of subsidence. Gradual or occasionally abrupt collapse of rock layers sometimes occurs between an underground mine and the surface. With the longwall operation such ground movements are completed in a shorter period of time and the settling process occurs in a more uniform and predictable manner helping to minimize surface impacts. Longwall production has increased the largest amount of tonnage among underground mining methods.

Mining Equipment and Employees

The following are the equipment used under the “Room and Pillar” mining method:

Equipment	Function	Number	Capacity	Remark
Electric driller	Use electric drill drills the shot hole	6	127KW/hr	Owned
Ventilator	Keeping well ventilated	3	5.5KW/hr	Owned
Ventilator	Keeping well	1	2.2KW/hr	Owned

	ventilated
Loader	Loading coal into	4	1.5 tons	Leased by
	truck			contractor
Truck	Transportation for	30	6 tons	Leased by
	coal			contractor

There are approximately 70 staff working in the mine under the supervision of one contractor, Wu Lingwen. We have an agreement with Wu Lingwen for a period of 2 years and 2 months commencing March 1, 2006. Wu Lingwen under the agreement shall be responsible for all areas of production and processing. Please refer to Exhibit 10.22 (a) (b).

Screening, Crushing and Loading Facilities

Our screening facilities consist of a filter which divides three types of coal according to customer specifications. We use manual screening method to filter the coal consisting of two screens of different filters and steel frame to support the facility.

We currently do not have crushing facilities as the use of “Room and Pillar” mining method does not require coal to be crushed or altered from its existing form.

We also do not have washing facilities and therefore do not incur losses of product from this process.

Our loading facilities consist of equipment leased by contractor. We require the use of 4 Loaders with the capacity of 1.5 tons each.

Transportation Infrastructure

Currently our customers provide their own transportation of goods from production to their desired location. There are however transportation challenges customers face where routes are inefficient however where the contract is granted through Government appointment, transportation is guaranteed from LaiYeGou coal mine to the final destination. Where contracts are privately arranged, transportation is arranged through hire of 3rd party transporters by customers. In some instances, coal is purchased by 3rd parties close in proximity to train stations where transportation to customer’s destinations is more efficiently arranged. However, transportation to destinations is limited to where routes are in place. Coal Group does not own any transportation equipment for the purpose of delivering its goods.

Resources and Utilities

The source of water for the mine is from an on site water well. This well is currently our only source of water and has a capacity of 3 tons. We are currently in negotiation and under application for water supply with Zhunger Keyuan Water Supply Co., Ltd, a public utility company owned by the Government. Pipelines are currently being built and with the expected completion date of February 2007. We have signed a promissory letter with Zhunger Keyuan Water Supply Co. Please refer to Exhibit 10.23.

The source of power is provided by the Agricultural Power Supply Bureau, a public utility company owned by the Government. The current supply obtained is sufficient in meeting our needs however after the expansion is completed, we will require additional power supply. We have secured the supply of power with the Erdos Power Industry Bureau. Please refer to Exhibit 10.24.

Other Exploration Projects

Coal Group is currently expending its exploration efforts in a nearby mine in Dalu to test whether acquisition of this mine is commercially viable and a worthy investment. Coal Group has not obtained any mining rights and such rights can only be granted to registered owners of the mine. As of August 31, 2006, Coal Group has expended $ 701,373 in exploration costs. These costs are not recoverable. To date Coal Group has not made any decisions to purchase this mine and is currently evaluating whether such an investment should be made at this time. Exploration efforts are contracted to No. 4 Geology Team Co., Ltd.

Coal Group Markets

The main product of Coal Group is “Raw coal” or “Mixed coal” consisting of large, middle and powdered coal; accounting for more than 90% of our sales. Coal Group does not specifically sell large mass coal, median mass coal and powder coal unless it is requested by the customer.

Large Mass Coal

Production of this mass coal fulfills the needs of its retail customers in Hohhot and in BaoTou, the second largest city in Inner Mongolia with a population of 1.96 million. Retail customers purchase large mass coal for individual or commercial resale. Most coal mines in the area do not engage in individual sale and have minimum purchase requirements and therefore deter the type of customers Coal Group attracts to its customer base.

Middle Mass Coal

Coal Group supplies approximately 50,000 tons to Inner Mongolia LiTai Coking Co. Ltd., located in Erdos City, WuRiTuGaoLe Town, Zhunger County, for coking purposes in connection with the production of steel. The contract signed with LiTai is attached in Exhibit 10.4.

Our current agreement with LiTai is effective March 18, 2006 whereby 70,000 tons of coal with a minimum heating capacity of 5,800 Kcal is to be supplied for a period of one year for consideration of approximately $ 1,207,500. LiTai shall be responsible for the transportation of the coal from LaiYeGou. As mentioned previously, we have a 20% investment in LiTai.

The price of middle mass coal in generally is lower than of large mass or powdered coal and therefore it is not as frequently produced resulting in lower levels of supply. Current levels of production are maintained to meet requirements pursuant to the terms of the contract with LiTai.

On November 22, 2006, LiTai received notification from the Zhunger County Environmental Protection Bureau (the “Protection Bureau”) to shut down its operations effective December 31, 2006 as a result of their findings of contamination of the water supply in the region. LiTai was fined approximately $ 12,500 and ordered to rectify the breach of environmental standards. LiTai will only be able to commence operations upon the inspection and approval from the Protection Bureau. LiTai intends to rectify the situation however it is unknown at this time when operations are expected to commence again.

Coal Group is currently in negotiations with LiTai for a return of Coal Group’s 20% investment. The shut down of LiTai is not expected to adversely affect Coal Group’s operations as the demand for middle mass coal remains to be high. Consumers of this product are currently non contracted with no set price or quantity of this product must be maintained.

Powdered Coal

Powdered coal is generally for the use of power stations for electricity and heat generation purposes. Coal Group supplies Zhejiang Fuxing Electric and Fuel Co., Ltd., which services the ZhejiangFuXing & JiangSu region with its electricity and heating generation needs. Coal Group currently does not have a contract with Zhejiang Fuxing Electric and Fuel Co., Ltd as the decision by Government is pending for the maximum price to be charged to power generation facilities.

The purpose of this regulation is to ensure power generation facilities obtain reasonable cost for raw materials. Coal Group currently supplies Zhejiang Fuxing Electric and Fuel Co., Ltd at prices in its previously signed contract which has subsequently expired. Coal Group will arrange for a contract to be signed once maximum price levels have been determined by the Government.

Mixed Coal

The composition of mixed coal is classified into three specifications according to mass size. Coal is screened according to client’s request. Large mass coal is mainly for civil use, middle mass coal is mostly used in coking industry and powered coal is mainly used in electricity generating.

The size specifications and price per ton is as follows:

Type of coal	Specification(cm)	Percentage coverage	Unit price per ton
Large mass coal	>20	30	26.83
Middle mass coal	1 - 20	40	24.39
Powered coal	<1	30	20.73

These specifications are similar for coal purchased from other companies.

Pricing

The following are annual production per ton and weighted average prices received in the past three years:

Year	Annual Production	Weighted Average Price
2003	235,321	10.46
2004	506,913	10.46
2005	612,739	23.87

Contracts to be Awarded

Coal Group is targeting other power and electricity stations and in turn, increasing its production capabilities. Each year, the China Coal Industry Association convenes a supply and sale meeting whereby contracts to supply coal to power stations are awarded to suppliers based on levels of production.

As of the previous meeting held in 2005, Coal Group was classified as one of the top 20 largest coal producers and, as a result, will be awarded contracts to service various regions. The China Coal Industry Association had its meeting on Jan 5, 2005 at Qinhuadao City. The attendees included National Planning and Reforming Committee, Railway Ministry Communication Ministry, National Electric Power Corporation,Coal Industry Association, and the Provincial Planning and Reforming Committee.

Coal Group obtains its contracts by maintaining its current levels of production. It is classified as a mid scale coal mine by the China Coal Industry Association. Production of less than 300 thousand tons are classified as small scale mines, 300 thousand to 900 thousand classified as mid size scale mines and 900 thousand and above classified as large scale mines. There are currently no other requirements to be awarded such contracts. The level of production required per year for segregation of large, mid or small scale mine is determined upon review of previous data of production of coal and projected requirements with the consideration of growth in various areas.

As new rural areas are developed, there will be the need to supply heating and electricity to new users and thus the requirement of raw coal material. With the increase in demand, the government will award contracts to service these areas as needed.

LaiYeGou being a mid scale mine grants Coal Group contracts not only to supply its products but also the guarantee of transportation routes. Government granted transportation routes are far more reliable and cost effective compared to the hire of 3rd party contractors to deliver products.

LaiYeGou Expansion

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 20% to 600,000 tons per year. Infrastructure improvements are expected to commence in May 2006. Coal Group has applied for and been approved by the Government for such expansion plans in December 2005. In order to obtain approval, Coal Group was required to sign an agreement with the Zhunger Coal Mining Industry Administration Department, a sector of the Inner Mongolia Government specifying the timeline of the construction process which is to be met monthly. Please refer to Exhibit 99.11.

The total construction period from preparation to completion is 12 months, including 2 months of preparation, 8 months of construction and 2 months of trial operation. Our project timetable is as follows:

Phase 1: COMPLETED

Milestone:	Preparation
Work entails:	Select and assign a project team, procurement of machinery and equipment, finalize the financing plan, and provide training to the technical staff
Time to complete:	2 months (March 2006 to May 2006)

Phase 2:

Milestone:
Reconstruction of existing alley and excavation new alley
Remark:
In order to reduce construction period, parallel work shall be adopted, and the following three excavation teams shall perform in respective area.
Work entails:	1) Excavation

No.1 excavation group:
	a)	Main passage for coal transportation is to be refitted and rebuilt using existing main plain well. Pipe to be laid for water supply and drainage.
The distance is 245meters from mouth of well to bottom of well.
	b)	Excavation space for central transformer substation and water pump room.
The central transformer substation will contain electrical appliance including high-voltage switch, transformer, input cable and output cable.
The Water pump room is used to collect water from water container and pump out of ground. During this stage there is anchor constructed for protecting and supporting the roof structure. Excavation connecting passage to connect with central transformer substation and water pump room.
	c)	Main shipping lane should be refitted and dug for extension including shipping lane in exploiting area.
	d)	Excavation shipping passage in recovery working area, as it is mainly used to ship coal produced from recovery working area.
	e)	Excavation cutting area in working area, as it is mainly used to install standing and protecting equipment, coal exploration equipment and coal shipping equipment.

No.2 excavation group:
	a)	Vice plain well is used to ship coal gangue, and other materials. Refit and rebuild existing vice plain well including paving for water supply and drainage, cable, dustproof pipeline, equipment installation. The distance is
176meters from mouth of well to the bottom of well in vice plain well.
	b)	Excavation warehouse of fire-control material, water container. Warehouse of fire-control material is used to store fire-control material. Water container is used to collect gushing water in well into wash container together.
	c)	Supplementary shipping lane should be refitted and dug for extension including supplementary shipping lane in exploiting area. The supplementary shipping lane is used to ship material and employees to the working area from vice plain well.
	d)	Excavation water container to collect gushing water in well.
	e)	Excavation supplementary shipping passage in recovery working area, it is mainly used to transport materials and employee.

No.3 excavation group:

	a)	Standing well for back wind(including wind well, standing and protecting construction): enlarge existing standing well for back wind ( including wind well), where induced draft fan will be installed.
	b)	Excavation laneway for ventilation.
2) Civil engineering
Civil engineering refers to construction in the ground, including dormitory, material warehouse, light room, pitprop room etc.
3) Purchase of equipment
4) Equipment installation
Equipment installation includes equipment installation in the ground and under well.
Time to complete:	9 months (May 2006-January 2007)

Phase 3:

Milestone:	Trial operation completed
Work entails:	Perform inspection and acceptance of the project work
Time to	2 months (February 2007-March2007)
complete:

Infrastructure improvements consists of enhancement of existing mining techniques and level of mining mechanization, in order to reach production of 600,00 tons per year, using mechanized mining method and blasting down the roof mining technique (*See definition below) with a 75% coal mining recovery rate. This reconstruction plan is classified under the Government’s policy and standard set for the coal mining industry.

There are many coal mines in Inner Mongolia using less efficient mining methods with low levels of mining mechanization which result in wasting of natural resources (low mining recovery rate). These coal mines will be phased out under the Government’s policy and standards for the coal mining industry.

On Dec 8, 2005, Coal Group received the Government approval for its Design Plan for the LaiYeGou reconstruction project which was contracted to Inner Mongolia Coal Mine design and Research Institution. Please refer to Exhibit 10.20 (a) and (b). Coal Group undergoing phase 2 of the expansion as mentioned above. Please refer to Exhibit 99.11 for a timetable of each project phase.

The following are definitions and mining methodologies recommended by the Government:

*Mining Method and Equipment Selection

(Definition of mechanized mining method and blasting down the roof mining technique)

Based on the characteristic, thickness, structure, roof-to-floor lithology of the coal bed, and other mining conditions, the face of a mine or tunnel should be equipped with Style No. ZH2200/17/22Z combinatory integral ceiling girder suspension hydraulic support to perform blasting down the roof mining, mining height 2.2m, caving mine (mine of blasting down the roof) height 5.25m, mining and caving ratio: 1:2.4.

Costs and Funding

The cost for improvements consisting of construction costs including procurement of mining equipment are budgeted to cost $ 10,353,195.

Funding for this project will be financed roughly $ 3,623,618 by shareholder loan, $ 3,623,618 by bank loan and $ 3,105,959 from the public market.

On April 11, 2006, Coal Group obtained a loan from the Agriculture bank in the amount of $ 2,500,000 to fund the expansion of the mine and also for general use in its operations. Please refer to Exhibit 10.25. We intend on making public offerings and engage investor relations and promoters for the Company once it has obtained trading status on the OTC Bulletin Board.

Please refer to Exhibit 99.11 for a timeline of infrastructure improvements and monthly costs.

Costs totalling $ 10,353,195 are summarized as follows:

Item:	Cost
Sinking and driving engineering	2,126,988
Civil work	1,566,415
Equipment	2,510,317
Installation	860,415
Others	2,422,549
Engineering	664,073
Interest Expense during the Construction Period	202,439
$ 10,353,195

Exchange rate: 1USD = 8.2 RMB

Heat Power

Heat Power is operating its thermoelectric plant in providing heating and electricity requirements throughout Xuejiawan. Heat generation is only provided from October 15 through April 15 as the climate in the region is high and as are result, there is not a need for heating.

Supply of Powered Coal

The powdered coal required to generate heating is supplied by Guanbanwusu and has a heating capability of 4600-4,900 kcal and is low sulphur, low phosphorus, medium ash, and high ash melting point, which satisfies the Government Environmental Protection Standard and is regarded as “Green Coal” or environmentally friendly. The contract is attached in Exhibit 10.7. The agreement is effective January 10, 2006 whereby Guanbanwusu will supply 180,000 tons of coal per year and a minimum of 15,000 tons per month for total consideration of approximately $ 4,050,000. The coal shall have a minimum heating capacity of 4,600 Kcal or reduction of price per ton is implemented. Guanbanwusu is responsible for transporting coal to the plants. This contract is for supply of existing and new facilities which require 180,000 tons of coal per year or 15,000 tons per month as per completion of the expansion project. See below.

The Guanbanwusu agreement is the only contract signed with a supplier. Heat Power also obtains its supply of powdered coal from other suppliers of which there is no formal agreement. Suppliers are hesitant to enter into agreements for a fixed price as a result of the price of coal fluctuating on an upward trend.

XueJiaWan Expansion

Heat Power has completed constructing this project where such expansion covers 120 hectares, allowing for a centralized heat and electricity supply in the area with 110,400,000 Mega Joules and 144,000 Megawatts, respectively generated per year.

We will provide electricity to users by merging an electrical network with Electric Power Group, a Government owned enterprise. The agreement is attached in Exhibit 10.3. Upon merging our systems with Electric Power Group, it was found that the capacity of the sub transformer station used by Electric Power Group to be insufficient with our current systems. To increase the capacity, during the 2nd quarter of 2006, Heat Power loaned Electric Power Group $125,000 without interest or stated terms of repayment. Electric Power Group has the option of offsetting fees Heat Power incurs for use of its network against the loan amount. This issue have been resolved and Heat Power is currently providing electricity to Xuejianwan through Electric Power Group. The thermoelectric plant has been tested, has passed inspections and is fully operational.

As of September 3, 2006, Heat Power incurred $ 14,984,670 for construction of the thermoelectric and related implementation costs. Construction costs were funded through shareholder loans and cash flow generated.

Heat Power is currently undergoing construction efforts to improve the efficiencies and reliability of the thermoelectric plant as follows:

1.	Conversion of 4 heating plants (shut down as of September 2006) to heat transfer stations previously used in exclusive heat supply operations. These plants are to be linked to the thermoelectric plant for efficient and accurate distribution of heat supply. Construction commenced September 2006 for expected completion by the end of 2007. The estimated cost of conversion is $ 40,000.

2.	Conversion of 2 heating plants (currently in use for heating supply) to heat transfer stations also previously used for exclusive heat supply operations. Conversion will commence June 2007 for completion by the end of 2007. The estimated cost of conversion is $ 100,000.

The cost of converting these 2 heating plants is larger because of their size in comparison to the 4 heating plants mentioned above.

3.	Construction of a 3rd water boiler as a necessary supplement to ensure stable and reliable heat supply. Construction commenced July 2006 and is expected to be completed by early 2007. The estimated cost is $ 2.7 million.

Total additional construction costs to improve the efficiencies and reliability of the thermoelectric plant total $ 2.84 million. Heat Power will receive shareholder loans to fund construction and will examine bank loan financing early 2007.

With the expansion in place, Heat Power will require an additional 100,000 tons of powdered coal to sustain these thermoelectric stations. With the increased need, Heat Power has signed a contract with Guanbanwusu mine for supply of 180,000 tons of coal per year. Please refer to Exhibit 10.7.

Assets and Plants

Please refer to Exhibit 99.13 for a listing of assets, cost and usage.

Government

The Government has taken steps to monitor and control the economic growth in the area. XueJiaWan Expansion is classified by the Government as a development necessary for the steady growth of XueJiaWan. Approvals would not be granted by the Government if this project were not classified as such. This project was subject to obeying environmental and work safety laws in order to continue with completion of the expansion. Heat Power completed the expansion without any breach of these laws and continues to abide by such laws.

Capacity

The following is a comparison of new and existing facilities:

	Previous Operations	Thermoelectric Plan Operations
Heating capacity (mega joules)	736,000	110,400,000
Electricity generation (megawatts)	None	144,000
Coal requirements (tons)	50,000	180,000*
Coal price paid (per ton)	$ 10	$ 22.50
Heating service charge (per square foot)	1. Residential: $0.10 2. Commerce: $0.15 3. Office: $0.13	1. Residential: $ 0.14 ** 2. Commerce: $ 0.26** 3. Office: $ 0.24**
Electricity charge	Not applicable	***

Heat Power is guaranteed this supply through its contract with Guanbanwusu Coal mine. See Exhibit 10.7.

** Please refer to Exhibit 99.14 for Heating Price Standard as determined by XueJiaWan Town Zhunger County.

*** The price charged to Electric Power Group for providing electricity is not determined at this time. Heat Power will sign an agreement upon operation of its newly constructed facilities in May 2006.

Tax Exemption

The Ministry of Finance and National Tax Administration Bureau has granted Value Added Tax

(“VAT”) exemptions for heat supply industries operating in Inner Mongolia where VAT applicable on revenue or expenses will not be required to be remitted or withheld, respectively. The exemption is effective for fiscal years ended after completion of construction of the plants.

Expenses paid for construction are subject to VAT. Please see below “Taxation Rates”.

The grant is attached in exhibit 99.3. Tax exemptions were granted mainly as a result of the government encouraging economic development in the area. XueJiaWan, prior to construction of the plants, did not have efficient methods of providing heating and electrical requirements to users, resulting in large amounts of raw material coal being consumed with very low levels of output of heating and electricity. Its plants allowed for a more efficient and effective means for distribution with a centralized heat and electricity supply throughout the area.

Heat Power Markets

Heat Power’s marketing efforts are solely devoted to obtaining heat supply monopolies and contracts with monopolized divisions for supply of electricity through the Inner Mongolian government and related city planning authorities. To obtain these monopolies, it must demonstrate that it can meet the following requirements:

1)	Reputation and operating history of the company

The company shall have a good reputation record, including never having been involved in illegal operations or default on payment of taxes.

2)	Production capability requirements

No operating history is requested, but the company shall have the capability to manage the heat supply station and enlarge its production capacity if needed. The Government does not specify production capabilities, only that heat supply stations are operational.

3)	Reputation of directors and officers

The Company’s directors, supervisor or top management must obey “China Company Act” and the “Controlled Regulation of Artificial Person Registration”.

The following is an excerpt from China Company Act relating to the conduct of directors and officers:

“Item 147. If there is one of the following cases, person cannot be acted as director, or supervisor or official

	a.	one without capacity for civil affair action, or capacity for civil affair action is limited;

	b.	within 5 years after enforcing period of penalty which is incurred by peculation, bribery, conversion of property, embezzlement of property, or destruction of economic rules in social market; or within 5 years after enforcing period of deprival of political right incurred by crime;

	c.	one who holds the position of director, or factory director, or manager in company or enterprise with bankrupt liquidation, who bears personal responsibility to bankrupt of this company, within 3 years after completion of bankrupt liquidation;

	d.	one who holds the position of artificial person in company which is withdrawn business license and ordered to close resulted from breach of law, who also bears personal responsibility to this company, within 3 years after withdrawal of business license; One who owns large debts and does not pay on due time.

           Company violates stipulation in preceding clause to elect or appoint director, supervisor or employ officials, this election or appointment is ineffective.

           If there is one of case stipulated in clause 1 of this item occurred during term of office, company should relieve of his or her position.”

As per the above, Heat Power and its management meet these requirements. Contracts are awarded through government appointment through evaluating these criteria in submission of contract bids. In addition, these contracts must specify prices charged which may be capped for a certain period as determined and approved by the local price control committee. Competition in obtaining monopolies is largely mitigated by a good review of operating history by the Government. As to the knowledge of management, there are few entities which have the ability to maintain production and expansion capabilities and have a good operating history.

The monopoly is granted for an undetermined period of time given that production capabilities and prices are maintained. So as long as heat is supplied to the specified area, there are no termination provisions.

Outlook on future demand for coal

Integral to China’s industrial expansion and related energy demand escalation at the present time, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country. As a consequence, the future demand in China for coal; a key factor underpinning the output of power stations and such factories reaching 1.650 billion metric tons during the present calendar year, 1.820 billion metric tons in 2010 and 2.100 billion metric tons by 2020. However, estimates of supply deficiencies also are sizable at 120 million metric tons, 250 million metric tons and 700 million metric tons in 2005, 2010 and 2020, respectively. The coal industry is expected to grow at a rate of 9.5% per year. Source: The China Daily.

Diesel is an alternative competing factor to coal however it is generally not used as most energy generation plants and users are only equipped to receive coal as a raw material. The use of diesel is also not cost effective as it is 4 times higher in price compared to coal products; however, diesel has a higher energy rate per ton compared to coal.

In addition to the excess demand, transporting coal from Shanxi Provice to Hebei Province proves to be a challenge as transportation routes are currently inefficient and or non-existent. Currently, the development and improvement of roads and railways cannot keep up with levels of demand. There are plans for Government City Planners to rectify this issue with allocating resources to bettering and building transportation systems; however, to our knowledge, these improvements are not expected to materialize for at least the next 5 years which could result in lost sales and other opportunities for expansion.

For Coal Group’s situation, methods of circumventing transportation challenges are to receive contracts granted by the Government whereby transportation is guaranteed from LaiYeGou coal mine to final destination. Where contracts which are privately arranged, transportation is arranged through hire of 3rd party transporters or by customers. In some instances, coal is purchased by 3rd parties close in proximity to train stations where transportation to customer’s destinations is more efficiently arranged for. However, transportation to destinations is limited to where routes are in place.

Heat Power’s transportation from Guanbanwusu to its plants is provided by Guanbanwusu.

Heating requirements are supplied throughout the XueJiaWan area through underground pipelines. Existing pipelines are used and in new areas expanded, the Government has constructed new networks for this area.

Taxation Rates

The following are taxes to which Coal Group and Heat Power are subject and the relating tax concessions if granted:

Coal Group		Heat Power
VAT Output Tax for coal 13% of sales
VAT Output Tax for power is 8.5% of sales*

The rate of VAT for heating service is 13%.

Income taxes is 33% of Net Income		Because the company use “gangue” to generate
electricity, it receives the following taxes benefit:
*

		1)	tax exemption for the first five years
operation with use of gangue coal.
		2)	for the following years up to 2010 the
income taxes is 15% of Net Income (that
policy is effective form 2001 to 2010)
should the development be considered
part of the “West Region Development
Plan”.

VAT Input tax payable		SAME
1)	Company or individual that purchases
from any large company (or supplier)
will receive a “VAT special invoice” and
submit to the taxation bureau for tax
deduction every month.
Note: VAT rate varies from 0-17%; it depends on
the nature of the products.
2)	With any “transportation invoice” Coal
Group receives a rebate of 7% of total
transportation expense from the taxation
bureau.
3)	These amounts are netted against VAT
Output Tax payable.

*This rate is 50% lower than the standard rate of 17% because Heat Power uses “gangue” coal for electricity generation. Gangue coal is a kind of rock that contains small amount of coal and therefore less efficient in terms of energy production. To encourage utilization of this resource, the Government provides tax concessions. Heat Power is currently under application to obtain this tax concession.

Please refer to Risks Relating to Our Business – Heat Power may be entitled to tax concessions in areas described as “West Region Development Plan” for a set period of time however may lose this benefit at anytime as determined by the Government.

Distribution Methods and Installation

Distribution Coal Group

Coal Group does not have methods of distribution as sales of its large, middle mass and powdered coal are largely being transported by customers. We also transport our products by truck and by railway for certain customers that request this service.

Heat Power

Supply of powdered coal is delivered to Heat Power’s plants facilitated by Guanbanwusu pursuant to the terms of our contract. Guanbanwusu makes all necessary arrangements with third party transporters. The distance between the mine and the plants is approximately 3 km.

The transportation industry is fairly competitive and Heat Power or Guanbanwusu could retain other transporters should there be a need.

Subcontractors

Coal Group hires contractors to hire staff to work in the LaiYeGou coal mine. There is currently 1 contract hiring 70 employees.

Heat Power has previously engaged the services of contractors for construction of the XueJiaWan expansion. These contracts have been fulfilled and currently engage contractors for connecting it’s networks to existing and new users of heating and electricity.

Installation Coal Group

Coal Group does not have methods of installation as coal it generates from the LaiYeGou mine is supplied to users for multi-purposes. It is not responsible for the use or installation once it has been purchased.

Heat Power

Heat Power’s production flow chart is attached in Exhibit 99.10.

New Products

Heat Power is not developing any new products. Its business activities only consist of construction of thermoelectric plants. Plans for expansion or improvements of its facilities are contracted out to 3rd parties.

Competition Coal Group

Due to existing market conditions as discussed above in the “Outlook on Future Demand of Coal”, we do not have competition in the usual sense of the term. There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply; competition is not a concern in the operation of our business.

We expect that China’s coal industry will remain a large, growing and chronically under-supplied customer base for the foreseeable future.

There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely. China’s coal reserves are expected to last approximately 40 years. Source: The China Daily-January 4, 2005.

Heat Power does not have competition as it receives a monopoly to supply heating and electricity requirements to serviced areas.

Competition in obtaining monopolies is largely mitigated by a good review of operating history by the Government as to the knowledge of management, there are few entities which have the ability to maintain production and expansion capabilities and have a good operating history.

The monopoly is granted for an undetermined period of time given that production capabilities and prices are maintained. As long as heat is supplied to the specified area, there are no termination provisions.

Availability of Raw Materials

Coal Group

Coal Group’s main production source, the LaiYeGou Coal Mine, is a shallow well, underground operation. It employs a traditional approach to coal extraction. We place a strong emphasis on safe methods of production consistent with China’s legal framework governing the mining industry.

As a result of limited supply where production of approximately 500,000 tons of coal produced internally was not sufficient to meet supply, we were also subject to manufacturing constraints whereby our methods of production and overall management were not as efficient as desired. Coal Group previously obtained approximately 300,000 tons of powdered coal from outside parties in order to meet the demand from heat power industries. However, Coal Group has recently reduced supply to non- contracted sales, such as to retail customers, in order to ensure that contracted customers are supplied with their specified amounts as agreed upon. To date, Coal Group has been able to meet such needs which reduce uncertainties surrounding whether short supply can be filled by outside parties. Also, our methods of production were reviewed and improved upon where mine operations are running closer to optimum levels.

Coal Group is also in the process of developing methods of expansion in order to generate annual production to a further 100,000 metric tons per year, and increase of production by 20%. Expansion commenced May 2006.

Heat Power

Heat Power obtains its need for powdered coal through a contract signed with Guanbanwusu Coalmine. Guanbanwusu is its main supplier. Heat Power currently requires 50,000 tons of coal per year to maintain the 6 heating plants and will require 180,000 tons once the expansion project in XianJiaWan is completed. Guanbanwusu Coalmine is contracted to supply up to 180,000 tons per year and Heat Power has not secured a contract for further quantities.

Dependence on Major Customers

We are not presently dependent on any major customers.

Heat Power

Heat Power’s revenues are 100% generated through its monopoly to service the XueJiaWan area’s heating requirements and electricity requirements through its contract with Electric Power Group (Exhibit 10.3) .

Patents, Trademarks and Labour Contracts

We do not have any trademarks on our trade name or logo or patents on our products or production processes.

Labour Contracts

Under the China’s National Labor Law, workers and employers of all types of enterprises are required to sign individual, as well as collective contracts for a one year term, renewable every year. Please see “Effect of Government Regulation” below. Our standard employment contract is attached in Exhibit 10.15.

Need for Government Approval

Coal Group obtained its business license on August 8, 2000 and Heat Power obtained its business license on September 28, 2003, both of which licenses are for a period of 10 years ended August 8, 2010 and September 28, 2013, respectively. After these periods expire, Coal Group will be subject to inspection in order to extend its business license for another 10 years. The extension of its business licenses is subject to passing safety and environmental inspections both in its mine and thermoelectric plants and examining previous inspection reports. Any breeches in these laws may delay renewing of the licence until such matters are rectified.

Coal Group will be subject to regular random inspections by government authorities of its mines and quarterly inspections Heat Power’s thermoelectric plants to ensure compliance with consumer laws and safety and environmental rules and regulations on electric power.

We must obtain approval for all of our expansion projects. The process takes approximately 2.5 months and entails preparation of a feasibility report and application form prepared by a qualified institution and requires one month. Obtaining the necessary approval by the Local, City, and National Planning Committee requires approximately 2 weeks. Upon approval, we must provide the corporate minute book, environmental evaluation report, survey of land used, water and land protection plan, and water resource survey which will require approximately one month for preparation.

Effect of Government Regulation

In addition to the need for government approval for our production as discussed above, to the best of management’s knowledge, we are subject to the following material laws and regulations:

Also refer to “Risks Relating to Our Business- Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have.”

China National Labour Laws

(Source- U.S. Department of State- Country Report on Human Rights Practices-2003 China). An excerpt of this report relating to Labour Laws is included in Exhibit 99.4.

We are subject to the following labour laws and to the best of our knowledge, we are not in violation of any labour laws in effect.

The Right to organize and Bargain Collectively: China’s National Labor Law, which entered into force on January 1, 1995, permits workers in both state and private enterprises in China to bargain collectively. The National Labor Law provides for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management, and should specify such matters as working conditions, wage scales, and hours of work. The law also permits workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Minimum Age for Employment of Children: China’s National Labor Law forbids employers to hire workers less than 16 years of age and specifies administrative review, fines and revocation of business licenses of those businesses that hire minors. Laborers between the ages 16 and 18 are referred to as “juvenile workers” and are prohibited from engaging in certain forms of physical work including labor in mines.

Acceptable Conditions of Work: The Labor Law provides for broad legal protections for workers on such matters as working hours, wages, and safety and health. The Trade Union Law invests unions with the authority to protect workers against violations of their legal rights or contractually agreed conditions of work. The Law on the Prevention and Treatment of Occupational Diseases, and the Production Safety Law identify responsibilities for work-related illness and accidents, and provide for specific penalties for violation of the law. However, there remained a substantial gap between the law’s formal provisions for work conditions and the actual situation in the workplace.

There was no national minimum wage. The Labor Law allows local governments to determine their own standards for minimum wages. Local governments generally set their minimum wage at a level higher than the local minimum living standard but lower than the average wage. Widespread official corruption and efforts by local officials to attract and keep taxpaying, job-producing enterprises that might otherwise locate elsewhere undercut enforcement of the minimum wage provisions.

The Labor Law mandates a 40-hour standard work week, excluding overtime, and a 24-hour weekly rest period. It also prohibits overtime work in excess of 3 hours per day or 36 hours per month and mandates a required percentage of additional pay for overtime work.

Compliance with China National Labour Laws

We have complied with these China National Labour Laws as discussed above. Our administration department takes a pro-active approach to ensuring that we and our employees adhere to labour laws.

The Role of the National Department and Reform Commission (NDRC)

The NDRC in its efforts to improve the efficiencies in coal mine operation, communication and transportation is taking the approach of shutting down smaller mines or any mine which does not meet its specified basic production requirements. Our LaiYeGou mine is considered one of the larger mines in the area and therefore is not subject to these production requirements. Our production levels are determined by market demand.

Heating Pricing Regulated by Zhunger Pricing Bureau

The price charged to supply heating to XueJiaWan users is regulated and controlled by the Inner Mongolia Zhunger Pricing Bureau, a division of the Inner Mongolia Government. The pricing structure is approximately as follows per square foot:

1. Residential: $ 0.14 2. Commerce: $ 0.26 3. Office: $ 0.24

These prices are effective March 2, 2006 as stated on the Heating Price Standard issued by the XueJiaWan Town Zhunger County attached in Exhibit 99.14.

Please refer to “Risks Relating to Our Business- The prices we charge to supply heating in any area in China is determined by the Inner Mongolia Zhunger Pricing Bureau and we may not be able to recoup increases in the cost of raw materials or expenses for an undermined period of time until application to increase prices is approved.”

Coal Prices Regulated by Coal Sales Association

The price for mass coal (large, middle, and powdered individually sold) must be at least $13.30 (110 RMB) per ton and the prices for mixed coal (assortment of mass coal) must be at least $11.50 (95 RMB) per ton. Prices set by the Local Coal Sales Association are reviewed as market conditions change.

Please refer to “Risks Relating to Our Business- As a member of the Local Coal Sales Association the minimum price at which we sell coal in any area in China is determined by the Local Coal Sales Association and if there is any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for a decrease in demand without loss of our membership.

Research and Development

We are not devoting any resources to research and development efforts on our products. The development efforts in expanding our production cycle and of constructing of new thermoelectric plants are subcontracted out to 3rd parties.

Compliance with Environment and Safety laws

Coal Group

The safety of Coal Group’s coal mine employees is governed under Coal Laws of China under the authority of the Coal Safety Production Bureau. Such laws coincide with application and maintenance of its business license obtained through the Department of Geology and Mineral Resources. Coal Group is required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of the mine, any breach of environmental laws and certifications of employees who work in the mine. Mine managers and staff must be trained and have mine management qualification certificate obtained through the Coal Safety Production Bureau. To date, Coal Group has not breeched any of the rules and regulations rendering its mine unsafe. Mine managers on site perform daily safety inspections.

To date Coal Group has had no accidents or death occurring in its mine. Its safety manual is attached in Exhibit 99.5.

Government Environmental Protection Standards consists of the following categories:

1.	Environmental standard:

	a.	Standard for atmospheric quality (GB3095-1996).

	b.	Standard for groundwater quality (GB14848-93).

	c.	Standard for noise levels within city (GB3096-93).

2.	Contaminant discharge standard :

	a.	Standard for atmospheric contaminant (GB13223-2003).

	b.	Standard for discharge of sewage (GB8978-1996).

	c.	Standard for noise levels within factory boundary (GB12348-90).

	d.	Standard for atmospheric contaminant (GB16297-1996).

	e.	Control standard for storage of industrial rejected material and ash field pollution (GB18599-2001).

Please refer to Exhibit 99.12 for the environmental standard specifications.

Heat Power

Safety in Heat Power’s thermoelectric plant and heating plants are also regularly reviewed and monitored. On a quarterly basis, tests are preformed on pressure vessels, insulation, levels of toxicity and moisture, and overall operational efficiency by local Work Safe Labour Departments and Electric Power companies operated by the PRC.

Heat Power also performs annual servicing of the plant and a major inspection and thorough evaluation every 3 years. Such inspections are contracted out to civil engineering companies.

To date Heat Power has not breached any safety rules and regulations as set forth by the PRC and Work Safe Labour Departments.

The potential liability for violation of environmental standards consists of loss of our business licenses causing irreparable damage to our reputation and payment of penalties which vary depending on the nature of the violation and history of previous violations made. There is currently no fixed amount set by the Government and penalties are determined on a case by case basis. In addition, the project which we undertake will be ceased, pending compliance with environmental standards.

Employees (See also “Description of Property” below)

Principal Business Office

Coal Group

Coal Group has a total of 34 full time employees, and 70 contracted staff to operate the LaiYeGou coal mine. The 34 employees fill positions in its Administration, Accounting, Sales, Finance & Securities, and Management department.

The Administration department is responsible for human resources, training, and payroll. The department also evaluates all processes to ensure certain levels of efficiency are maintained and provides any support services to other departments should the need arise.

The Accounting department is responsible for compliance with accounting principles and national tax laws, bookkeeping, preparing budgets and analysis of financial reports.

The Sales department is responsible for launching advertising campaigns, market research and customer service.

The Finance and Securities department is responsible for all corporate matters relating to preparation of contracts and maintaining corporate books and records.

The Management department is responsible for overall direction and marketing efforts. This department oversees all other departments.

Heat Power

Heat Power has 19 full time employees filling positions in our Administration, Finance, Heat Station Management and Project Management Departments.

Heat Power’s Administration and Finance departments have similar functions as Coal Group as above.

Its Heat Station Management department is responsible for inventory levels, purchasing, transportation, maintenance, safety, and overall management of the efficiency and operation of thermoelectric plants.

The Project Management department is responsible for design and production process specifications of new projects and appointing and managing subcontractors.

In addition to these employees, Heat Power has over 200 employees working in its heating stations in XueJiaWan consisting of engineers, technicians and management staff overseeing operations.

Administrative Branch Office

We have 2 consultants in our Administrative Branch Offices. Consultants provide translation and EDGAR filing services. The consultants also have access to legal counsel for the purpose of preparing the necessary reports to comply with regulations applicable to fully reporting companies. Mr. Ding provides this office space rent free.

Reports to Security Holders Annual Reports

We intend to file annual reports to security holders and the United States SEC on Form 10-KSB in accordance with the provisions of Section 12 of the Securities Exchange Act. Such annual reports will include audited financial statements.

Periodic Reports with the SEC

As of the date of this registration statement, we have not been filing periodic reports with the SEC. However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis. Hence, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies.

Availability of Filings

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We currently do not have an internet website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The application of GAAP involves the exercise of varying degrees of judgment. The resulting accounting estimates will not always precisely equal the related actual results. Management considers an accounting estimate to be critical if:

  assumptions are required to be made; and
  changes in estimates could have a material effect on our financial statements.
How Likely to
Balance Sheet	There is a risk of Change	How did we arrive at these	How Accurate have we	change in the
Account	because?	estimates?	been in the past?	future?

Accounts	We provide an Allowance For	AFDA are made on accounts	These estimates of AFDA	This method of
Receivable	Doubtful Accounts (AFDA)	older than 1 years. It is	have been accurate in the	determining AFDA
	based on the credit ratings of	common in the industry for	past.	will likely not change
	customers and age of the	these accounts to be		as we have been able
	account. Uncollectible	considered current.		to collect the majority
	accounts are also written off,	Collection mostly occurs		of accounts within 1.5
	particularly when bankruptcy	within 1.5 years. Accounts		years.
	occurs. The allowance we	older than 1 years are more at
	provide is an estimate based on	risk and the provision for
	historical information and may	AFDA is heavily affected by
	not reflect current conditions	these risks.
as to whether the account may
be collectible.
Fixed Assets	We calculate our depreciation	The estimated lives of fixed	Our fixed assets currently	We do not foresee any
	using the straight line method	assets are based on guidelines	being utilized last for the	changes.
	based on useful lives of the	provided by Chinese tax	length of the lives we are using
	assets. The useful lives of the	authorities. These guidelines	for depreciation.
	asset could change due to	reflect the actual useful lives
	technical innovation and or	of the assets.
other factors and we may write
off or write down obsolete
assets.
Accrued	We are subject to income taxes	Income tax provision is	Our estimates currently have	Taxes payable
Liabilities	in China. The determination of	calculated based on the	been in line with the actual	calculations are based
(Income Tax)	the tax liability is based on	statutory tax rate and level of	assessment in our tax liability.	on a fixed rate which
	calculations which are further	operating income. Operating	Income tax provisions are	we do not foresee to be
	based on estimates such as, for	income is based on various	calculated monthly.	changed. However,
	example allowances for bad	estimates we make regarding		our estimates may
	debt. These estimates may	the above mentioned items		change from time to
	change from time to time and	which may differ from actual		time and this may
	the final tax outcome may	results. This calculation is		affect the income tax
	increase or decrease our income	provided monthly and		provision. We may
	tax expense provision made.	instalments are made toward		under or over remit our
		the tax liability.		instalments based on
how our estimates
differ from actual
results.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following is an analysis of our revenues and gross profit, details and analysis of components of expenses, and variance; November 30, 2005 compared to November 20, 2004.

	2005	% Sales	2004	% Sales
Sales	13,052,620	100%	4,320,287	100%
Cost of Sales	6,024,999	47%	2,186,698	51%
Gross Profit	7,027,621	53%	2,133,589	49%

Coal Group

Sales for Coal Group were $ 12,228,204 in 2005 compared to $ 3,707,583 in 2004. The increase was a result of the significant increase in demand in the market for coal, allowing for the increase in price per ton of coal. Coal Group revenues are determined by Government regulation as a minimum price per ton is enforced. Coal Group’s selling price per ton has consistently been above this minimum set standard. A significant amount of revenues were generated from the coal mine. In addition we met the demands of customers by supplementing coal mine production with outside purchases. Our outside purchases accounted for 14% of our sales. Our sales also increased as a result of the following:

  Coal Group did not renew contracts where fixed prices per ton were guaranteed for a specified period of time with the exception of its contract with Litai. This allowed Coal Group to sell its products at the going market rate which, to the best of management’s knowledge, will continue its upward trend in price.
  Locking in a fixed price does not allow Coal Group to capitalize on the increase in demand for its products.
  Transportation of coal products by customers previously proved to be difficult as roads were being reconstructed and a limited amount of transportation units were able to access the mine. The Government has taken steps to remedy this problem by guaranteeing transportation routes via train and truck transportation.
  These routes are only available to coal production entities providing raw materials to public utility companies. Transportation aid is expected to continue until the conditions of public routes are improved and new and more efficient routes are established.
  Sales staff received training and further experience and are more effective in their sales efforts compared to previous years. Sales staffs previously were not directed to target market as effectively as they are now.

Heat Power

Revenues generated by Heat Power in 2005 were $ 824,416 compared to $ 612,704 in 2004. Revenues were generated from its existing heating plant, as the XueJiaWan Expansion which being equipped to provide electricity is currently undergoing testing and debugging. The increases in revenue were a result of an increase in the prices of heat supply in response to increased cost of raw materials. Revenues generated are a function of Government regulation as the prices charged are approved by the Government. The Government reviews the pricing of heating from time to time as market conditions change. Also, the cost of raw materials being coal are also regulated by the Government as the price point which we obtain from suppliers is controlled as the Government ensures that such prices are affordable for utility companies. The incentive for the supplier to supply at such prices is that transportation routes are guaranteed and arranged by the Government, thereby saving transportation costs on part of the supplier. Such savings outweigh the reduction in the selling price for the supplier.

The losses at Heat Power increased from $128,319 in 2004 to $668,539 in 2005. Heat Power devoted most of its attention during the year to work on the thermoelectric plant which, at the end of the 2005 year, was completed and put into operation by September 2006 after testing and passing inspections. The expectation of start up of this plant caused increases in all areas of expense, thereby driving up operating costs.

Cost of goods sold by the Company tripled in 2005 compared to 2004. Sales also tripled in 2005. The principal area of sales increase was from coal sales of Coal Group. To satisfy the needs of customers, coal mine production was sharply higher and was supplemented by outside purchases of coal. The cost of coal was higher by $3,063,053. In addition, outbound freight was $1,306,147 in 2005; this expense was not incurred in 2004. The higher demand for coal required that Coal Group incur the cost of delivering much of the coal.

Income before taxes of the Company increased from $1,490,885 to $5,170,049, an increase of $3,679,164. All of this profit increase occurred in Coal Group where profits increased from $1,547,630 to $5,819,941. This higher rate of profit is a result of efficiencies which are achieved at higher levels of volume, and higher sales prices for coal which were available to us because of the intense increase in market demand. In 2005, Coal Group increased its production by 105,826 tonnes to 612,739 tonnes as a result of increase in the weighted average price per tonne from $10.46 to $23.87 during the year.

Total Company segment assets increased from $12,101,137 in 2004 to $22,050,684 in 2005, an increase of $9,949,547. $7,812,648 of this increase occurred at Heat Power, reflecting the cost of building the thermoelectric plant. Assets of Coal Group increased by $2,505,420, from $3,249,312 to $5,753,732. This increase primarily reflects higher receivables, the result of much higher levels of sales activity.

The following is a summary of the expenses we incurred during the period:

Selling Expenses

	2005	% Expenses	2004	% Expenses	% Change

Salaries and Wages	$ 7,265	2	-	-	100
Travel	106,079	21	-	-	100
Repairs	15,953	3	-	-	100
Professional and other fees	343,668	70	331,914	93	3
Other expenses	21,409	4	25,000	7	(14)

Total expenses	$ 494,374	100	$ 356,914	100	38

Salaries and Wages. Additional staff was retained in our sales department for the purposes of establishing a marketing and transportation unit with the focus on market research and client relations and research to identify the most cost effective and efficient transportation avenues. This unit was established in 2005. In previous years there was no formal department and such responsibilities were carried by upper management staff.

Travel. Travel expenses were incurred by our sales staff for the purpose of market research. There were no travel expenses in 2004 as our marketing and transportation unit was not established until 2005.

Repairs. Repairs were made for maintenance of transportation equipment (trucks used to transport from coal mine to coal field).

Professional and other Fees. Professional fees consist of fees to retain professionals for the purposes of training our sales staff.

General and Administrative Expenses

	2005	% Expenses	2004	% Expenses	% Change

Salaries and Wages	$ 100,995	9	$ 51,766	9	95
Depreciation	62,219	6	69,778	12	(11)
Postage and office	22,576	2	-	-	100
Travel	21,622	2	-	-	100
Repairs	100,964	10	38,974	7	159
Professional and other fees	297,704	27	351,623	62	(15)
Conservation fees	177,058	15	-	-	100
Other expenses	327,999	29	57,472	10	471
Total expenses	$ 1,111,137	100	$ 569,613	100	95

Salaries and Wages. Salaries and wages increased as a result of retaining additional staff in our Project Management departments of Heat Power, overseeing the expansion project in XueJiaWan. We also retained additional technical staff such as engineers and other technical staff.

Postage and Office. The increase in 2005 was as a result of posting by our sales staff promotional materials to potential customers. There were no postage and office expenses incurred in 2004 as such initiatives were not implemented until 2005.

Travel. Travel expense was incurred in 2005 as a result of our staff traveling for research and training in coal mine operation and also training for operation of newly constructed thermoelectric plant. Training also encompasses safety measures.

Repairs. Repairs were made mostly to Coal Group’s office building consisting of roof repairs. Heat Power also made repairs to its office equipment.

Professional and other Fees. Professional fees consist of appraisals made for a building, fixed assets, coal mine, investments and inventory in addition to retaining financial consultants. Appraisals were used, in part, to evaluate assets contributed to the capital of the Company. They were actually capitalized at the original cost to the contributing shareholders.

Conservation Fees. Conservation fees consist of amounts paid for “Water Conservancy Construction Fund”. As underground mining may inadvertently pollute underground water supply, the Government requires payment made to the tax department for use in preserving the quality of water. The amount is based on a rate of $ 0.0875 (0.7 RMB) per ton of coal produced. This fund was established in 2005 and is expected to be re-occurring every year.

Other Income (Expense)

The $270,708 expense of 2005 was the cost of geological exploration in search of a new coal field that could be mined. The $212,249 income of 2004 was profit on the sale of operating equipment.

Interest Expense, Income (2005 - $ 10,768 vs. 2004-$ 16,263)

We earned interest income in 2004 on term deposits held by Coal Group in the amount of $ 16,263. In 2005, we obtained a $ 1,239,000 loan from the China Construction Bank Zhunger Branch for the purpose of funding Heat Power’s operation. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. We have refinanced this loan and extended the full payment of the loan until October 12, 2007. The interest rate is 6.045% monthly. Coal Group obtained this loan originally and subsequently transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please refer to Exhibit 10.21 (a) and (b). The loan was guaranteed by Inner Mongolia Yuansheng Investment & Guarantee Stock Co., Ltd of which the guarantee fees are $ 37,500 which is amortized over the life of the loan and a refundable deposit upon repayment of the loan in the amount of $ 62,500 which is non interest bearing. The agreement is attached in Exhibit 10.21(c) .

Effect of Government regulation on our revenues and costs

A significant amount of our revenues and costs are set by government regulation due to the nature of our business as the industry of coal production sale and power generation is highly regulated by various bureaus or the Inner Mongolia Government. The following is a listing of costs for operation of Coal Group, Laiyegou Coal mine and Heat Power in proportion to total revenues, and expenses respectively as of January 1, 2006.

Coal Group:

Composition:	Pricing determined by:	Proportion of total
		revenues/expenses
Revenue: Selling price of coal to Power Plant	Government *	100%

Fixed Costs:

Depreciation	Tax Bureau	4.31%
Salary	Market	2.90%
	Government - Administration of
Welfare benefits, labor union expense and education expense	Finance	0.51%
	Government - Administration of
Social insurance	Finance	0.27%
	Government - Administration of
Vehicle insurance	Finance	0.30%
Water and electricity	Government - Local Price Bureau	0.10%

Subtotal		8.39%
Variable Costs:

Purchase cost of coal	Market	75.77%
Sales tax(9% of value-added tax payable)	Tax Bureau	0.35%
Stamp duty tax	Tax Bureau	0.13%
Repair expense	Market	0.34%
Entertainment expense	Market	1.93%
Office expense	Market	2.06%
Travel expense	Market	5.06%
Freight	Market	1.66%
Consultation and other	Market	2.54%
Miscellaneous	Market	1.08%
Other	Market	0.69%
Subtotal		91.61%
Total		100.00%

*The government ensures that power plants obtain raw material coal at a reasonable price and therefore such selling prices to power plants is regulated by the National Electric Power Co.

Laiyegou Coal Mine

		Proportion of total
	Price Determined by:	revenues/expenses
Cost of Production:

Raw material:
Explosive material	Government - Local Price Bureau	4.42%

Cost of sales:
Electric power	Government - Local Price Bureau	0.28%
Transportation	Market	12.49%
Loading	Market	5.51%
Salaries	Market	6.83%
Safety funds	Government - Coal Management Bureau	17.60%
Overhead expense	Market	0.05%
Other	Market	1.57%
Total Cost of Sales		49%

General and Administrative expenses:

Amortization	Tax Bureau	0.29%
Salaries	Market	1.31%
Welfare benefits	Government - Administration of Finance	0.08%
Depreciation	Tax Bureau	0.27%
Meals and entertainment	Market	0.02%
Electricity	Government - Local Price Bureau	0.001%
Repair	Market	0.04%
Travel	Market	0.50%
Office	Market	0.59%
Conference	Market	0.02%
Occupancy	Market	1.62%
Research and development	Market	0.002%
Advertising	Market	0.51%
Labor union fees	Government - Administration of Finance	0.02%
Employee education/training	Market	0.02%
Labor protection fees/Social insurance	Government - Administration of Finance	0.94%
Insurance	Market	0.04%
Consultant and audit expense	Market	0.06%
Tax	Tax Bureau	0.08%
Other	Market	2.50%
car fare	Market	0.26%
Fuel	Market	0.10%

Security detection	Market	0.02%
Total General & Administrative expenses		9%

Selling expenses:

Travel	Market	0.11%
Loading	Market	4.04%
Custody charges	Market	0.07%
Coal management	Coal Management Bureau	18.67%
Site management	Market	1.87%
Management fees	Market	15.69%
	Determined by the Administration of
Irrigation construction fund	Finance	1.40%
Auto	Market	0.07%
Other	Market	0.07%
Total Selling Expenses		42%
Total		100%

Heat Power:

Composition:		Proportion of total
	Price Determined by:	revenues/expenses
Revenue: Selling price of Electricity	Government - Inner Mongolia Electric
	Power Co., Ltd.	N/A
Revenue: Selling price of Heating service	Government - Inner Mongolia Zhunger
	Pricing Bureau	100%
Total		100%
Expenses:
Cost of coal and freight	Market	59.24%
Payment for material	Market	7.41%
Water expense	Government - Local Price Bureau	0.60%
Repair expense	Market	0.56%
Oil expense	Government - Local Price Bureau	0.10%
Electricity expense	Government - Local Price Bureau	13.00%
Salary for employee in production	Market	6.36%
Welfare benefits	Market	0.93%
Depreciation	Tax Bureau	11.78%
Other	Market	0.03%
Total		100.00%

Performance indicators

Our performance is affected by trends and uncertainties which we experience.

Financial Measures:

1.      Achieve consistent sales levels of $ 8,000,000 each fiscal year.

Our sales are summarized as follows:

	Year Ended	Year Ended,
	Nov 30, 2005	Nov 30, 2004
	(Audited)	(Audited)
Sales	$ 13,052,620	$ 4,320,287

2005 sales surpassed our projected levels and we expect this trend to continue as the coal market continues its upward trend.

2.	Cash flows generated from collection of accounts receivables and customer advances (unearned revenues) of $ 500,000 per month.

3.	Age of accounts receivable average 3 months.

It is common in the coal industry to consider accounts receivables within 1 year old to be current. This is a common perception not only in the industry in which we operate but also among other industries in China. Therefore improving our collection period from current period of approximately 1.5 years to 3 months will be a challenge. However, we may use other tactics to meet these goals such as offering discounts to encourage prepayments on contracts.

Collection of accounts receivables for users of our heating and electrical network varies from 4-6 months.

4.	Increase of the number of coal customers to 400.

5.	Secure 50 contracted coal customers, preferably obtaining deposits prior to delivery of goods.

6.	Secure a further 2 more monopoly contracts with the Inner Mongolia Government to provide heating requirements in undeveloped rural regions.

Current trends in the Industry

Given the increase in demand for coal production for electricity and heating production, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country. The coal industry is expected to grow at a rate of 9.5% per year. Sources: China Daily. A challenge in meeting this demand is transporting coal to nearby regions, such as Shanxi and Hebei Provinces, as transportation routes are currently inefficient or non existent. These routes are expected to be completed in the next 5 years. As a result, sales to these regions during this period may not be at levels we desire.

For Coal Group, methods of circumventing transportation challenges are to receive contracts granted by the Government where transportation is guaranteed from LaiYeGou coal mine to the final destination. Where contracts are privately arranged, transportation is arranged through the hiring of 3rd party transporters or by customers. In some instances, coal is purchased by 3rd parties in close proximity to train stations where transportation to customer destinations is more efficiently arranged. However, transportation to destinations is limited to those for which routes are in place.

For Heat Power, transportation of coal to our facility is provided by Guanbanwusu, our source for coal .

Coal Group does not have competition in the usual sense of the term that most other businesses experience. There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply, competition is not a variable which warrants concern in the operations of our business.

China’s coal industry remains large and growing. Its customer base is chronically under-supplied. There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely. China’s coal reserves are expected to last approximately 40 years. Source: China Daily.

The electricity and heating supply industry is also growing; however, the government is taking steps to monitor and control economic growth in the rural areas to ensure that the economy is developing at a stable rate.

Liquidity and Capital Resources Working Capital Needs:

As of November 30, 2005 we had a working capital deficit of $7,903,755 (3,512,087-11,415,842). Over the next 12 months, we will require approximately $ 12,529,250 to sustain our working capital needs as follows:

	Coal Group	Heat Power	Total
Materials	4,743,750	2,406,250	7,150,000
Labor	163,750	1,093,750	1,257,500
Overhead	1,092,500	437,500	1,530,000
Selling expense	1,310,000	205,000	1,515,000
Administrative expense	808,000	268,750	1,076,750
total	$ 8,118,000	$ 4,411,250	$ 12,529,250

We anticipate sales will generate the cash flow from collection of accounts receivables and customer deposits to be sufficient to sustain our working capital needs. However we may require other sources of capital.

Sources of Capital:

If additional capital is needed, we will explore financing options such as shareholder loans. Shareholder loans are payable on demand and interest is calculated at 6.31% per annum. At this time, we have a $ 1,239,000 loan from the China Construction Bank Zhunger Branch for the purpose of funding Heat Power’s operation. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. The interest rate is 6.045% payable monthly. Coal Group obtained this loan originally and subsequently transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please see Exhibit 10.21 (a) and (b) and the Guarantee agreement signed with Inner Mongolia Yuansheng Investment & Guarantee Stock Co., Ltd in Exhibt 10.21(c) .

On April 11, 2006, we obtained a loan from the Agriculture bank in the amount of $ 2,500,000 to fund the operations of Coal Group. These funds have been allocated for the Laiyegou expansion and also the purchase of 2 buildings. Please refer to Exhibit 10.25. There were no Guarantee fees incurred for this loan.

Shareholders loans are granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

We may also receive capital contributions from our shareholders.

Plans for Expansion: Coal Group

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 20% to 600,000 tons per year. Infrastructure improvements are expected to commence mid 2006. The total cost for improvements including procurement of mining equipment and construction as well as project management costs would be approximately $ 10,353,195 funded through shareholder loans or funds raised in the public market. This expansion is in its planning stages and we have received the necessary approvals from Government to commence such improvements.

Our budget and timeline for such expansion is attached in Exhibit 99.11.

Please refer to Exhibit 99.15 for a listing of equipment used in current operations.

Heat Power

Heat Power completed its 2x12 megawatt thermoelectric station in XueJiaWan in December 2005. It is presently being tested and debugged. The total cost of the project through January 2005 was $ 15,772,500 and the plant is expected to be fully operational by May 2006. Heat Power does not intend to take on any other projects requiring substantial capital in the next 12 months.

We do not know of any trends, events or uncertainties that are likely to have a material impact on our short-term or long-term liquidity other than those factors discussed above.

Cash Flows Operating Activities:

Our cash flows provided by operating activities were $ 7,972,748 for 2005 compared to cash consumed of $ 946,696 in 2004. The following summarizes the inflow and outflow of cash for these periods:

	2005	2004
Net profit	$ 3,382,777	$1,156,309
Decrease (increase) in accounts receivable	(612,214)	806,386
Increase (decrease) in customer deposits	731,172	3,625
Increase in advances to suppliers	2,907,910	(2,058,351)
Decrease (increase) in inventory	(70,389)	6,014
Increase in other accounts payable	137,539	(2,384,035)
Other	1,495,953	1,523,356
Net Cash Provided (Consumed) By Operating Activities	$ 7,972,748	$ (946,696)

Accounts Receivable. It is common in the coal industry to consider accounts current if they are outstanding for 1 year. We normally have these accounts settled between 1.5 years and 2 years. The collection of accounts for users of our heating and electrical network varies from 4-6 months.

Customer Deposits. Deposits on sales of coal are a normal business practice that ensures that the customer obtains Coal Group’s Product at the market price determined on the date of purchase.

Advances to Suppliers. Advances were made to suppliers of materials required for the construction and completion of Heat Power’s expansion plan. Prepayment is also a common business practice in China as it allows for a determined price and in some instances will grant us discounts on purchases.

Inventory. Inventory consists of operating supplies used in coal mine operation and raw materials for heat generation.

Other Accounts Payable. These amounts consist of accruals made for freight, repairs and maintenance of heating plants, labor union fees, social insurance, and technical training for our employees.

Investing Activities:

Our cash consumed by investing activities were $ 13,062,104 in 2005 and $1,256,629 in 2004. These consist mainly of amounts expended on Heat Power’s construction of its thermoelectric plant. This project commenced in June 2004 and was completed December 2005.

In 2004 we generated $730,555 from the sale of our investment in heat power and received proceeds in the amount of $ 474,203 from the sale of a train.

Financing Activities:

Our cash flows from financing activities were $5,289,828 in 2005 of which $ 1,239,000 was as a result of a short term loan from China Construction Bank Zhunger Branch for the purpose of funding Heat Power’s operations. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. The interest rate is 6.045% payable monthly. Coal Group obtained this loan and transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please see Exhibit 10.21 (a) and (b).

The remaining $4,050,828 was shareholder loans advanced to Heat Power for the purpose of funding the XiaJiaWan Expansion. There were no shareholder loans made to Coal Group to fund its operations.

Material Commitments

We do not have any material commitments for capital expenditures as our expansion plans for construction of the thermoelectric plants of Heat Power have been completed as of December 2005, funded through shareholder loans and cash flow generated. Our expansion plans for the LaiYeGou mine of Coal Group are in the planning stage and we have not signed any agreements which require capital commitments. The total cost of the expansion is budgeted to be approximately $ 10,353,195. We have title to all our capital assets consisting of production equipment, automobiles, and office equipment.

Heat Power’s offices are currently leased on a month to month basis and Coal Group occupies space purchased in 1998. Coal Group holds title to this property in the form of a 50 year lease from the Government. There are no amounts owing.

Heat Power is obligated to make interest payments on a loan obtained through Coal Group as mentioned above.

Seasonal Aspects

Coal Group’s business is seasonal in that sales are particularly low in February, due to the Chinese New Year holiday. During this time our business is closed for 2 weeks. As a result, sales in March are usually higher.

Heat Power sales level relating to heat generation is not provided from April through October as the climate in the region is high, reducing heating requirements.

Off Balance Sheet Arrangements We have no off balance sheet arrangements.

Nine Month Periods Ended August 31, 2006 and 2005

As of August 31, 2006, we had a negative working capital of $ 10,455,604. This was attributed to shareholder loans we received totalling $ 7,516,491. During April 2006, we obtained a loan from the Agriculture bank in the amount of approximately $ 2,500,000 to fund the expansion of the mine and also for general use in its operations. Other loans were obtained in 2005 from the China Construction Bank Zhunger Branch in the amount of $ 1,239,000 for the purpose of funding Heat Power’s operation.

Our liabilities increased substantially because of incurring the cost of constructing pipeline networks to areas which Heat Power will service.

We generated revenues of $ 10,107,351 as of August 31, 2006 and $ 8,892,326 as of August 31, 2005; an increase of $ 1,215,025 or 14%. Coal Group’s revenues increase by $ 659,498 and Heat Power’s revenues increased by $ 555,527. The increase in Coal Group was attributed to the increase in selling price of coal as a result of market conditions. Market conditions also allowed Heat Power to increase its price charged for heating measured by per square footage.

Selling Expenses

		%	%		%	%	%
	Aug 2006	Sales	Expenses	Aug 2005	Sales	Expenses	Change

Sales Tax and other	244,998	2%	93%	200,049	2%	94%	22%
Salaries and benefits	10,545	0%	4%	4,753	0%	2%	122%
Travel and entertainment	7,986	0%	3%	7,719	0%	4%	3%
Total expenses	$263,528	3%	100%	$212,521	2%	100%	24%

Sales taxes are approximately 2% of our revenues. As our revenues have increased, our sales tax expense has increased as well.

Salaries and benefits increased as a result of bonuses granted to sales staff.

Travel and entertainment costs are incurred as a result of marketing and promotion efforts by our senior/management staff. This involves on site visits not only to our users/customers but also to our suppliers as well. Through these efforts we hope to obtain new customers, possible granting of licenses for heating supply in developing areas and a secure relationship with suppliers wherein our requirements for raw materials will be met on a timely basis.

General and administrative expenses

		%	%			%	%
	Aug 06	Sales	Expenses	Aug 05	% Sales	Expenses	Change

Exploration	701,373	7%	46%	0	0%	0%	100%
Depreciation	290,148	3%	19%	57,396	1%	12%	406%
Salaries and Benefits	137,519	1%	9%	131,451	1%	28%	5%
Travel & Entertainment	109,258	1%	7%	37,269	0%	8%	193%
Automobile	73,567	1%	5%	19,438	0%	4%	278%
Repairs	66,059	1%	4%	4,431	0%	1%	1391%
Occupancy	56,721	1%	4%	74,909	1%	16%	-24%
Office	41,707	0%	3%	62,602	1%	13%	-33%
Professional and other fees	12,993	0%	1%	5,502	0%	1%	136%
Insurance	12,971	0%	1%	4,218	0%	1%	208%
Other expenses	6,195	0%	0%	72,146	1%	15%	-91%

Total expenses	1,508,511	15%	100%	469,362	5%	100%	221%

Exploration costs were incurred in the Dalu mine to test whether acquisition of this mine is commercially viable and a worthy investment. Coal Group has not obtained any mining rights and such rights can only be granted to registered owners of the mine. Exploration costs are not recoverable. To date Coal Group has not made any decisions to purchase this mine and is currently evaluating whether such an investment should be made at this time. Exploration efforts are contracted to No. 4 Geology Team Co., Ltd.

Salaries and wages increased as a result of increase in remuneration to our staff. Increases are based on merit and at the discretion of management.

Travel costs increased as a result of officers and directors travel to Vancouver to discuss public listing process. Entertainment costs also increased as a result of entertaining government officials for potential granting of licenses for heating and electricity supply in developing areas. To date we have not secured additional licenses.

Automobile costs increased as a result of increased travel by our staff for onsite work at the thermoelectric plant. Increase in fuel costs also attributed to the increase in automobile costs.

Repairs have increased as a result of the repair of ventilation in the coal mine. The repairs were necessary to adhere to safety standards. The ventilation is fully operational and we do not foresee to incur such costs in the near future.

Occupancy costs were incurred for suites rental at the Inner Mongolia Military reception office for the use by our clients. Conferences were also held at this location. The fees are paid on a month to month basis. During the quarter, we received a recovery of amounts previously paid as a result of occupancy time which were not utilized.

Professional fees consists of fees paid to consultants for assessments of the performance and overall stability of the thermoelectric plant.

Insurance is held for our automobiles. The increase was as a result of increase in rates and increase in the number of automobiles we insured. Automotive insurance is optional in the PRC.

DESCRIPTION OF PROPERTY

Principal Business Office

Coal Group

Principal Business Office

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia, where our sales, legal, administration, accounting, finance and management departments are located. The third floor is approximately 5,050 square feet and is kept in good condition.

The office building was purchased by our President, Mr. Ding, in July 1998 on behalf of Coal Group and he subsequently transferred title to Coal Group once it obtained a business license. The full purchase price has been paid and no amounts remain outstanding for this property. The building has 3 floors and is 14,674 square feet.

We occupy the 3rd floor and the 1st and 2nd floors are occupied by XianGrong Commercial & Trade Co., Ltd where they operate a restaurant. Coal Group provides this space in exchange for property maintenance and catering services. Catering services and various banquets held throughout the year for promotion purposes cost approximately $25,000. Only expenses exceeding $25,000 are paid. Please see Exhibit 10.18.

The property certificates for each floor are attached in Exhibit 99.6 (1st floor), 99.7 (2nd floor), and 99.8 (3rd floor).

The land on which the office building is situated is leased from the PRC Government or previous holders of the lease for a period of 50 years, expiring in 2048. A lease from the PRC Government grants use of land by obtaining a State Owned Land Usage Certificate and a lease obtained through previous lease holders grants use of land by obtaining a Collective Land Usage Certificate. Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation Coal Group must comply with in order to keep the lease is the use of the land as specified in the business license. Any changes in use must be approved by the PRC Government.

Investment

In August 2005, Coal Group entered into and agreement with Deheng Assets Management Co., Ltd. to purchase 2 office buildings located at Building 3 in Hongqi Street in Hohhot City (Property Certificate No. 2003001090) and Building 8 in Hongqi Street in Hohhot City (Property Certificate No. 2003002197). The purchase price was approximately $ 1,625,125 and has been paid in full from shareholder loans and bank loan obtained from the Agriculture Bank as mentioned herein. Other costs incurred were for property transfer taxes, real estate agent fees and legal fees which amounted to approximately $ 162,808. Coal Group intends to hold this property as an investment and currently has no plans for improvements to this property. Coal Group plans to lease the units for commercial use. The agreement with Deheng Assets Management Co., Ltd. is attached in Exhibit 10.27.

LaiYeGou Mine Location & Access

The location of the LaiYeGou mine is south-east of Bianjia Road and is approximately 230 hectares. The location is central as it intersects with national highways making access to the mine central to regional areas through No. 210 National Highway. The distance from LaiYeGou to each location is as follows:

  Dongsheng – 70 km
  Baotou City – 170km
  XueJiaWan Town – 145km
  Yulin City, Shang’xi Province - 215 km
  Wuhai City - 370 km

There are other transportation routes. BaoShen Railway crosses Dongsheng where Dongsheng Coalfield and Shenfu Coalfield are located. These mines are 35 km away from a railway collection station and therefore a convenient location where Coal Group is able to purchase raw materials and transport it to customers. Please refer to Exhibit 99.16(f) ..

Please refer to Exhibit 99.16 for transportation routes to the Laiyegou Coal Mine.

Access to the property is monitored strictly by mine managers. Prior to entering the premises, mine managers assess condition and safety reports from the previous day and determine location and safety parameters for employees. Condition and safety reports are prepared on a daily basis and serves as a basis for permitting entry to the mine and locations where employees are assigned to work.

Ownership & Previous Operations

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.17. The land in which the mine is located is leased for a period of 50 years from the PRC Government. As mentioned previously, land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation we must comply with in order to keep the lease is the use of the land as specified in the business license. Any changes in use must be approved by the PRC Government.

Since acquisition of LaiYeGou, Coal Group’s activities have been coal exploration for the purpose of supplying raw materials mostly to heating and power industries and retail customers. The LaiYeGou mine was previously owned by Inner Mongolia Dongsheng, Dongwang Cashmere and Weave Co., Ltd., which did not use the mine for any exploration.

In order to maintain our business license, we are required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of mine, any breach of environmental laws and certifications of employees who work in the mine. Mine managers and staff must be trained and have mine management qualification certificates obtained through the Coal Safety Production Bureau. To date, we have not breached any of the rules and regulations rendering our mine unsafe. Mine managers on site perform daily safety inspections.

Current Conditions & Plans for Improvements

The LaiYeGou coal mine is an underground operation where capacity is 500,000 metric tons per year. Since acquisition, we have made enhancements such as reconstruction of wider laneways for access to the mine and from mine to coal field, construction of 7 work stations and emergency exits, and improvements to the draught system.

Our current program for exploration consists of expanding mining capabilities. Our plans for development consist of increasing annual production capability of the LaiYeGou Coal mine by 20% to 600,000 tons per year commencing May 2006. The total cost for improvements including procurement of mining equipment would be approximately $ 10,353,195 funded by way of shareholder loans, current cash flow and funds raised in the public market.

Equipment Used

The main equipment used on the mining site consists of drilling machines, a central transformer substation, and safety equipment such as a gas controller and exhaust fan which are located inside the mine. This equipment is kept in good condition. The useful life of the equipment is 10 years.

Plant & Equipment	Purchase Date
Warehouse	Jan. 2000
Dynamite storeroom	Jan. 2001
Cafeteria	Sep. 1999
Construction of work stations	Sep. 1999
No.1 office	Sep. 1999
No.2 office	Sep. 1999
Electric network	Sep. 2002
Electronic scale	June 2002
West bungalow	June 2002
Coal filter	May 2002
Construction for electronic scale	June 2002

Asphalt road	Aug. 2004

The source of power utilized for the equipment comes from a 10KV single circuit supplied by Changzhang Town and is converted to 380 volts by our transformer. The voltage used on the surface of the mine and inside the mine varies from 220 to 380 volts and 127 to 380 volts, respectively. The expansion of the mine will require additional equipment and is listed in Exhibit 99.15.

Proven and probable Reserves

Occupying an area of 230 hectares at Dongsheng Coalfield near Dongsheng City, this underground coal mine has established proven and probable reserves of 26.09 million metric tons. As of May 2005, we have used 6.59 million tons and 19.5 million tons remain. The product mined is high quality, coal that has low sulphur, low phosphorus and low ash contents. The estimate of proven and probable reserves was made by Inner Mongolia Coal Field Geology Bureau, an independent 3rd party. The survey was completed in May 2005. Please refer to Exhibit 99.9 and 99.9 (a).

The coal produced meets the stringent environmental standards set by the Central Government of China. The company’s environmentally friendly coal is ideal for general heating applications as well as for power generation, with a heat rating of 6,800 -7,000 kcal.

Heat Power

Principal Business Office

Heat Power’s Administration, Finance, and Heat Station and Project Management Departments are located in newly constructed thermoelectric plants in Yingze Residential Area, Xuejiawan Town, Zhunger County. The office space is approximately 24,272 square feet.

XueJiaWan Thermoelectric Plant and Office Space

The 3.96 hectares land where the office building is constructed and where our thermoelectric plant will be located is leased from the PRC Government for a period of 50 years, expiring in 2053. Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation we must comply with in order to keep the lease consists of using the land as specified in the business license.

Administrative Branch Office

Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

Our telephone number is 702-216-0472 and our fax number is 604-697-8898. The facility includes answering and English/Chinese translation services, EDGAR filing services, fax services, reception area and shared office and boardroom meeting facilities. This office is provided rent free by our President, Mr. Ding, and is kept in good condition. There are currently no proposed programs for the renovation, improvement or development of the facilities that we currently use. We believe that this arrangement is suitable given the nature of our current operations, and also believe that we will not need to lease additional administrative offices for at least the next 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, both Chinese Corporations, whereby we acquired all the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 shares of our common stock. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The remaining 51% of Heat Power is owned by Coal Group. In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. The property has been capitalized at the original cost to Mr. Ding. In February, 2004 Mr. Ding transferred this equity interest to Coal Group. In March 2004, Coal Group sold 15% of its interest to another shareholder. In August of 2004, a further 4% interest was sold to a shareholder leaving 51% to be owned by Coal Group. As a result of the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Coal Group and Heat Power thus became our wholly-owned subsidiaries. The shareholders of both companies unanimously agreed to enter into the Agreement for the purposes of restructuring in anticipation of becoming listed on the OTC Bulletin Board. We were formed by the shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities or equity and had not issued any of our shares. As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders. The 45,000,000 shares were allocated based on the capital contributions or ownership of Coal Group and Heat Power. The Agreement therefore was a non-arms length transaction.

Shareholder Loans

Our shareholders have advanced the following amounts to Heat Power for the purposes of satisfying working capital needs and funding for XueJiaWan Expansion as of November 30, 2005:

Guo Zhiyong	$1,226,253
Hangzhou Dayuan Group Co., Ltd.	4,155,481
Xinghe County Haifu Coal Transportation & Sales Co., Ltd.	1,715,745
Ding Wen Xiang	733,607

Total November 30, 2005	$ 7,831,086

These loans are payable upon demand and interest is charged at 6.31% per annum on balances owing. We have no formalized agreements with our shareholders guaranteeing that certain amounts of funds will be available to us. We may exhaust this source of funding anytime.

We expect this source of funding to continue; however, in the event shareholder loans are no longer granted to us, we may obtain long or short term financing or downsize our operations. There are no formal agreements in place with respect to shareholder loans.

To date, we have not entered into any transactions with promoters. Transactions involving our directors, officers, principal shareholders consist of the above noted principal shareholders providing shareholder loans to fund our thermoelectric plant expansion and working capital needs. There is no formal agreement with principal shareholders.

Investments in Related Parties

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at the amount Mr. Ding paid for the assets he contributed. In February, 2004 the Mr. Ding transferred this equity interest to Coal Group. In March 2004, Coal Group sold 15% of its interest to another shareholder. In August of 2004, a further 4% interest was sold to a shareholder. The price of each of these transactions was proportionately equal to the total of the appraised value of the property contributed at the time of Mr. Ding’s contribution. In the case of each of these sales, the proceeds were loaned to Heat Power.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is no public trading market for our shares in the United States or elsewhere. We anticipate applying for a listing on the OTC Bulletin Board upon effectiveness of this registration statement. There can be no assurance, however, that a public market will materialize.

Stockholders of Our Common Shares

As of January 18, 2007, we had 30 registered shareholders and 45,000,000 shares outstanding.

Rule 144 Shares

Not including shares registered in this prospectus, a total of 12,504,783 (45,000,000-32,495,217) shares of our common stock will be available for resale to the public after November 20, 2006 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal 450,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

There are no outstanding options or warrants to purchase, or securities convertible into shares or equity compensation plans. Our issued and outstanding shares could be sold at the appropriate time pursuant to Rule 144 of the Securities Act.

Dividends

We do not anticipate that we will declare any dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our shares, our intention is to retain future earnings for use in our operations and the expansion of our business. We also do not have any securities authorized for issuance under equity compensation plans.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended November 30, 2005 and 2004.

		LONG TERM COMPENSATION
						RESTRICTED OPTION
					OTHER ANNUAL	STOCKS/PAYOUTS	SARS	LTIP	ALL OTHER
NAME	TITLE	YEAR	SALARY	BONUS	COMPENSATION	AWARDED	($)	COMPENSATION	COMPENSATION
WenXiang Ding	President,	2005	$ 6,800	-0-	-0-	-0-	-0-	-0-	-0-
	CEO, Secretary
	and Director
		2004	$ 6,800	-0-	-0-	-0-	-0-	-0-	-0-

YanHua Li	Director	2005	$ 5,100	-0-	-0-	-0-	-0-	-0-	-0-
		2004	$ 5,100	-0-	-0-	-0-	-0-	-0-	-0-

WuSheng Liu	CFO	2005	$ 9,000	-0-	-0-	-0-	-0-	-0-	-0-
		2004	$ 9.000	-0-	-0-	-0-	-0-	-0-	-0-

We have employment agreements with Mr. Ding, Mrs. Li or Mr. Liu. Please see Exhibit 10.14 (a)(b)(c).

The terms of the employment agreements are summarized as follows:

  Duration of the agreement - usually set for 2 years and renewable at the discretion of management.
  Work content – responsibilities and title held.
  Labor protection laws applicable to the employee – type of training to be received.
  Compensation – frequency of payments and any other benefits received.
  Labor discipline laws applicable to the employee.
  Social insurance – benefits received under the applicable laws such as unemployment insurance, paid maternity leave, etc.
  Occupational training – training period specified and repayment to employer if employee has terminated employment.
  Termination - grounds for termination and procedures.

All of our officers and directors listed above have a compensation agreement effective for the period of January 1, 2006 through January 1, 2008.

Mr. Ding, Mrs. Li and Mr. Li’s yearly compensation is $ 6,800, $ 5,100, and $ 9,000, respectively.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Consulting Agreements

We do not have any employment or consulting agreement with any of our officers or directors and we will not pay our directors any amount for acting on the Board of Directors.

CHINA ENERGY CORPORATION

Consolidated Financial Statements

NOVEMBER 30, 2005

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors China Energy Corporation

I have audited the accompanying consolidated balance sheet of China Energy Corporation as of November 30, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended November 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Energy Corporation as of November 30, 2005 and the results of its operations and cash flows for the years ended November 30, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, certain errors were discovered in the financial statements of the year ended November 30, 2005 and 2004. Accordingly, the 2005 and 2004 statements of income, changes in stockholders’ equity and cash flows have been restated to correct the errors and the balances of paid in capital and retained earnings of 2005 and 2004 have been restated to correct the opening balances.

/s/Robert G. Jeffrey, Certified Public Accountant

December 22, , 2006 Wayne, New Jersey

-F1-

CHINA ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
November 30, 2005
(Restated)

ASSETS
Current Assets:
Cash	$ 1,931,249
Accounts receivable	979,074
Notes receivable	37,170
Advances to suppliers	241,074
Other accounts receivable	147,281
Inventory	176,239
Total current assets	3,512,087
Fixed Assets:
Office equipment and vehicles	5,111,250
Coal mine	208,636
Construction in progress	13,625,468
Total fixed assets	18,945,354
Less accumulated depreciation and depletion	680,021
Net fixed assets	18,265,333
Other Assets:
Long term investment	238,650
Deferred charges	34,614
Total other assets	273,264
Total Assets	$22,050,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	1,239,000
Accounts payable	678,308
Advances from customers	734,787
Accrued liabilities	370,610
Taxes payable	23,628
Shareholder loans	7,831,086
Other accounts payables	538,423
Total current liabilities	11,415,842

Stockholders’ Equity:
Common stock: authorized 200,000,000 shares of $.001 par value;	45,000
45,000,000 issued and outstanding
Additional paid-in capital	8,655,805
Retained earnings	1,607,417
Statutory reserves	283,662
Other comprehensive income	42,958

Total stockholders’ equity	10,634,842
Total Liabilities and Stockholders’ Equity	$22,050,684

The accompanying notes are an integral part of these financial statements.

-F2-

     CHINA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years Ended November 30, 2005 and 2004
(Restated)

	2005	2004
Revenue	$13,052,620	$ 4,320,287
Cost of sales	6,024,999	2,186,698
Gross profit	7,027,621	2,133,589
Other operating income (expense) – net	(270,708)	212,249
Operating expenses:
Selling	494,374	356,914
General and administrative	1,111,137	569,613
Total expenses	1,605,511	926,527
Operating income	5,151,402	1,419,311
Other income (expense):
Interest income	-	16,263
Interest expense	(10,768)	-
Nonoperating income	37,361	66,432
Nonoperating expense	(7,946)	(11,121)
Income Before Income Taxes	5,170,049	1,490,885
Provision for Income Taxes	1,787,272	334,576
Net Income	3,382,777	1,156,309
Other Comprehensive Income:
Gain on foreign currency conversion	42,958	-___
Total Comprehensive Income	$ 3,425,735	$ 1,156,309
Net Income per share -
Basic and Diluted	$.08	$.03
Weighted average
number of shares
outstanding	45,000,000	38,492,874

The accompanying notes are an integral part of these financial statements.

-F3-

CHINA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended November 30, 2005, and 2004
 (Restated)

						Other
	Common Stock		Additional	Retained	Statutory	Comprehensive
	Shares	Amount	Paid in Capital	Earnings	Reserves	Income	Total

Balance, November 30,2003	38,492,874	$38,493	$7,478,308	$(2,648,007)	$ -	$ -	$ 4,868,794
Shares issued for minority
interest of Heat Power	6,507,126	6,507	1,177,497				1,184,004

Net income for period				1,156,309	-		1,156,309
Balance, November 30, 2004	45,000,000	45,000	8,655,805	(1,491,698)	-	-	7,209,107
Net income for period				3,099,115	283,662		3,382,777

Other comprehensive income						42,958	42,958
Balance, November 30, 2005	45,000,000	$45,000	$8,655,805	$ 1,607,417	$283,662	$42,958	$10,634,842

The accompanying notes are an integral part of these financial statements.

-F4-

CHINA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended November 30, 2005 and 2004
(Restated)
	2005	2004
CASH FLOWS FROM OPERATIONS:
Net income	$ 3,382,777	$ 1,156,309
Charges not requiring the outlay of cash:
Depreciation and depletion	344,502	249,497
Gain on disposal of fixed assets	-	(212,249)
Profit on sales of long term investments	-	(66,064)
Provision for bad debts	367	613
Equity interest in loss of investment company	2,984	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(612,214)	806,386
Increase in customer deposits	731,162	3,625
Decrease in other receivables	711,481	2,712,921
Decrease (Increase) in advances to suppliers	2,907,910	(2,058,351)
Decrease (Increase) in inventory	(70,389)	6,014
Decrease (Increase) in prepaid expenses	89,931	(89,931)
(Decrease) increase in taxes payable	(216,069)	145,789
Increase (Decrease) in accounts payable	137,539	(2,384,035)
Increase in accrued liabilities	302,710	6,576
Decrease (Increase) in advances to employees	50,161	(50,161)
Increase (Decrease) in other accounts payable	247,066	(1,173,635)
Increase in notes receivable	(37,170)
Net Cash Provided By Operating Activities	7,972,748	(946,696)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of computers, automobiles, and equipment	(2,250,397)	(100,192)
Increase in construction in progress	(11,448,196)	(1,713,372)
Proceeds of sales of fixed assets	-	474,203
Proceeds sales of long term investments	-	730,555
Decrease (increase) in deferred charges	153,221	(164,555)
Increase in deposits	483,268	(483,268)
Net Cash Consumed By Investing Activities	(13,062,104)	(1,256,629)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution		1,073,331
Borrowing under short term notes	1,239,000	-

Advances from stockholders	4,050,828	1,908,066
Net Cash Provided By Financing Activities	5,289,828	2,981,397
Exchange rate effect on cash	42,958	-
Net Change in Cash Balances	243,430	778,072

Cash balance, beginning of period	1,687,819	909,747
Cash balance, end of period	$ 1,931,249	$ 1,687,819

The accompanying notes are an integral part of these financial statements

.-F5-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

1. ORGANIZATION and BUSINESS Organization of Company

China Energy Corporation (Energy) is a Nevada corporation, formed October 11, 2002 as Omega Project Consultations, Inc. The name was changed to China Energy Corporation on November 3, 2004. On November 30, 2004, Energy acquired all of the equity interests of Inner Mongolia Tehong Coal Group Co., Ltd. (Coal Group) a corporation organized under the laws of the People’s Republic of China (China), in return for shares of common stock. This acquisition has been treated in substance as a capital transaction; it was accounted for as a reverse merger, a procedure that treats the transaction as though Coal Group had acquired Energy.

Historical financial and other information of Coal Group will be presented in all public filings. Under the accounting for a reverse merger, the assets and liabilities of Energy, which were nil at the time, were recorded on the books of Coal Group, the continuing company, and the stockholders’ equity accounts of Coal Group were reorganized to reflect the shares issued in this transaction.

The accompanying consolidated financial statements include the effect of the acquisition on the financial position of Coal Group and the results of its operations. The consolidated statements of income for the years ended November 30, 2005 and 2004 are based on the historical statements of operations of Coal Group and its subsidiary for those periods.

Business

Coal Group, a subsidiary of Energy, was organized in China on August 8, 2000 as Inner Mongolia Zhunger Tehong Coal Co., Ltd. The name was changed in December 2003. Coal Group produces coal and buys, sells and transports it, serving a large customer base in the Inner Mongolia District of China. Coal Group owns a coal mine in the Inner Mongolia District. The principal customer of this mine is a nearby coking factory. The Company does not view this concentration as a significant risk.

-F6-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

1.                   ORGANIZATION and BUSINESS (CONTINUED)

In September 2003, the principal shareholder of Coal Group acquired a 70% interest in Inner Mongolia Zhunger Heat Power Co., Ltd. (Heat Power), a China corporation which supplies hot water to a portion of the XuanJiaWan area of the Inner Mongolia District. In February, 2004 the shareholder transferred this equity interest to Coal Group. It was recorded at the amount paid for this investment by the shareholder ($904,917), as required by SEC Staff Accounting Bulletin (“SAB”) Topic 5G. During March and August 2004, Coal Group sold a total of 19% of Heat Power for $459,103; in November 2004 these interests in Heat Power were converted to equity interests in Energy, as described in the following paragraphs.

During 2003, Heat Power was granted a license, which constitutes a monopoly, to supply hot water to the entire XuanJiaWan area. To provide for this requirement, construction began in 2004 on a thermoelectric plant. When complete, this facility will produce hot water as a byproduct of power generation and will replace the facilities which now produce hot water. The electricity will be sold to a local government agency which supplies the electricity needs of the XuanJiaWan area. Coal to power this thermoelectric plant will come from a local coal mine with which Heat Power has a supply contract. Energy does not believe this concentration constitutes a significant risk.

Simultaneously with the acquisition by Energy of the capital stock of Coal Group, Energy also acquired the 49% of the capital stock of Heat Power not then owned by Coal Group. As a result of that acquisition, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power. The total consideration for these acquisitions was 45,000,000 shares of the common stock of Energy. Of this total, 6,507,126 shares were allocated to the minority shareholders (49%) of Heat Power. The assets of Heat Power have been valued on the accounting records at the amounts originally paid for those shares, during the preceding years, by the affected shareholders. Heat Power has been consolidated in these financial statements as of the beginning of the periods presented.

Basis of Consolidation

The consolidated financial statements include the accounts of Energy and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentrations Of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term receivables, advances to suppliers, accounts payable and accrued liabilities, and short term loans payable. These instruments are denominated in the currency of China. At November 30, 2005, Company cash balances were on deposit at financial institutions in China.

-F7-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2004

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recognition Of Revenue

Revenue is realized from sales of products. Recognition occurs upon delivery. In determining recognition, the following criteria are considered: persuasive evidence exists that there is an arrangement between the buyer and seller; delivery has occurred; the sales price is fixed or determinable; and collectability is reasonably assured.

Fair Value Of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, receivables and advances, accounts payable, accrued liabilities and amounts due on short term loans, approximate their fair values at November 30, 2005.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is computed using the straight line method, with lives of five years for electrical and office equipment, ten years for transportation equipment, and 45 years for buildings.

The cost of the coal mine is being written off by depletion charges as coal is extracted cost per ton has been calculated using a geological study to estimate the total quantity of coal available in the mine; depletion charges are calculated by multiplying the cost per ton by the quantities of coal extracted during each period. Costs include the original purchase price of the mine plus costs of mine improvements, principally the cost of road building. Depletion charges were $10,540 and $13,034 in 2005 and 2004, respectively.

Income Taxes

Coal Group and Heat Power generate their income in China where Value Added Tax, Income Tax, City

Construction and Development Tax and Education Surcharge taxes are applicable. Energy, Coal Group, and Heat Power do not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Deferred income taxes are recorded to reflect the tax consequences or benefits to future years of any temporary differences between the tax basis of assets and liabilities and amounts recorded on the accounting records, and of net operating loss carryforwards.

-F8-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Inventories

Inventories are valued at the lower of cost or market, with cost being determined on the first in first out basis. At November 30, 2005 inventories consisted solely of operating supplies.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Investments

Investments in which the Company owns a 20% or greater equity interest are accounted for by the equity method of accounting.

Advertising Costs

The Company will expense advertising costs when the advertisement occurs. There were no advertising expenses in 2005 and 2004.

Net Income Per Share

The Company computes net income (loss) per common share in accordance with SFAS No. 128, “Earnings Per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income (loss) per common share are computed by dividing the amount available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are presented for basic and diluted per share calculations for all years reflected in the accompanying financial statements.

Segment Reporting

Management accounts for the operations of the Company in two segments: Coal Group and Heat Power.

-F9-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Foreign Currency Translation

All Company assets are located in the Republic of China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi). They are translated into US dollars as follows:

(a) Current assets, current liabilities and long term monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

(b) Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of liabilities; and,

(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from the translation of foreign currency will be included in other comprehensive income. There had been no such gains and losses through July 21, 2005 as the exchange rate up to that date for the Chinese currency was a fixed amount relative to the U.S. dollar.

Statutory Reserve

The Company allocates 10% of its after tax profits, if any, to a Statutory Reserve Fund and 5% to a Statutory Public Welfare Fund, as determined from year to year. These funds are allocated appropriately until reserves reaches 50% of Paid in Capital.

-F10-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

3. RESTATEMENTS

Certain errors affecting the 2005 and 2004 financial statements have been discovered during an internal review. Correcting these errors resulted in changes in the amounts of net income attributable to common shareholders with resultant changes in retained earnings, a decrease in additional paid in capital, certain changes in the statements of cash flows, and certain changes in balance sheet account balances as of November 30, 2005 and for the years ended November 30, 2005 and 2004. The financial statements for the years 2005 and 2004 have, therefore, been restated to correct these errors. The restated amounts are compared with the amounts previously reported in the following tables.

YEAR ENDED NOVEMBER 30, 2004
STATEMENT OF INCOME

	As Originally
	Reported	Adjustments	As Restated
Revenue	$4,145,205	$ 175,082 (2)	$4,320,287
Cost of sales	3,786,315	1,599,617 (1)	2,186,698
Gross profit	358,890	1,774,699	2,133,589
Other operating income	-	212,249(6)	212,249
Selling and
administrative expenses	925,894	(633)(4)	926,527
Operating income
(expense)	(567,004)	1,986,315	1,419,311
Other income (expense)	(11,155)	82,729 (5)	71,574
Income (loss) before
taxes	578,159	2,069,044	1,490,885
Income taxes	286,037	(48,539)(4)	334,576
Net income	$(864,196)	$2,020,505	$1,156,309
Net income per share	$(.02)	$.05	$.03
Average shares
outstanding	45,000,000	(6,507,126)( )	38,492,874

-F11-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

STATEMENT OF CASH FLOWS

	As Originally
	Presented	Adjustments	As Restated
Operating Activities:

Net Income (loss)	$ (864,196)	$2,020,505	$ 1,156,309
Depreciation and
depletion	303,178	(53,681)(1)	249,497
Provision for bad debt	-	613 (8)	613
Profit on sales of long term
investments	-	(66,064)(5)	(66,064)
Gain on disposal of fixed
assets	(166,906)	(45,343)(1)	(212,249)
Increase (decrease) in
customer deposits	(852,041)	855,666 (1)	3,625
Decrease in other
receivables	1,452,125	1,260,796 (4)	2,712,921
Increase in advances to
suppliers	(1,496,151)	(562,200)(4)	(2,058,351)
Decrease in inventory	1,012,229	(1,006,215)(3)	6,014
Increase in prepaid
expenses	-	(89,931)(4)	(89,931)
Decrease in accounts
payable	(2,050,231)	(333,804)(1)	(2,384,035)
Increase in accrued
liabilities	-	6,576	6,576
Increase in advances to
employees	-	(50,161)(2)	(50,161)
Increase in other accounts

payable	-	(1,173,635)(10)	(1,173,635)
Net Cash Provided
(Consumed) by
Operating Activities	$(1,709,818)	$ 763,122	$ (946,696)

-F12-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

STATEMENT OF CASH FLOWS (cont.)

	As Originally
	Presented	Adjustments	As Restated
Investing Activities:
Purchase of computers and
automobiles	$(175,053)	$ 74,861	$ (100,192)
Increase in construction in
progress	(2,011,964)	298,592 (7)	(1,713,372)
Proceeds of sales of fixed
assets	455,593	18,610	474,203
Proceeds of sales of long
term investments	1,288,082	(557,527)(1)	730,555
creaseIn in deposits	-	(483,268)(4)	(483,268)

Increase in deferred charges	-	(164,555)	(164,555)
Net cash consumed by
Investing Activities	$(443,342)	$(813,287)	$(1,256,629)
Financing Activities:
Capital Contribution	$144,980	$928,351 (1)	$ 1,073,331
Advances from stockholders	2,786,249	(878,183)(9)	1,908,066
Cash Provided By Financing
Activities	$ 2,931,229	$50,168	$ 2,981,397

(1)	Correction to record assets received as capital contributions at the original cost to the contributing shareholders, rather than at appraised values, and the resultant effect on income accounts and opening balances of balance sheet accounts.

(2)	Correction of accounting error in which sales of product were added to paid in capital instead of sales.

(3)	Reduction of 2003 inventory to correct recorded amounts of assets received as capital contributions. See (1), above.

(4)	Reclassification of amounts originally reported as other accounts receivable.

(5)	Correction of accounting for profit on sale of investment originally credited to additional paid in capital.

(6)	Correction of accounting for profit on sale of operating asset, originally credited to additional paid in capital.

(7)	Reclassifications of amounts originally charged to this account in 2004, principally deferred charges.

(8)	Increase in provision for bad debts.

(9)	Reclassification in 2003 of loans originally included with other accounts payable.

(10)	Reclassification in 2003 of shareholder loans originally included with other accounts payable, and elimination of charges accrued for income tax purposes only.

(11)	Correction of accounting for recapitalization which caused a reduction in the average shares outstanding.

-F13-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 November 30, 2005

YEAR ENDED NOVEMBER 30, 2005
BALANCE SHEET
	As Originally
ASSETS	Reported	Adjustments	As Restated
Advances to suppliers	$ 226,566	$14,508	$ 241,074
Other accounts receivable	1,937,202	(1,789,921)(A)	147,281
Total current assets	5,287,500	(1,775,413)	3,512,087
Office equipment and vehicles	3,500,421	1,610,829(A)	5,111,250
Construction in progress	13,379,975	245,493(A)	13,625,468
Net fixed assets	16,409,011	1,856,322	18,265,333
Deferred charges	32,402	2,212	34,614
Deposits	483,268	(483,268)(B)	-
Total other assets	754,320	(481,056)	273,264
Total Assets	$22,450,831	$(400,147)	$22,050,684
LIABILITIES AND
STOCKHOLDERS’ EQUITY
Taxes payable	$ 49,879	$ (26,251)(A)	$ 23,628
Other accounts payable	377,339	161,084 (A)	538,423
Total current liabilities	11,281,009	134,833	11,415,842
Stockholders’ Equity:
Retained earnings	2,068,145	(437,724)	1,630,421
Statutory receives	364,967	(77,246)	287,721
Other comprehensive income	35,905	(20,010)	15,895
Total stockholders’ equity	11,169,822	(534,980)	10,634,842
Total liabilities and stockholders’
equity	$22,450,831	$ (400,147)	$22,050,684

-F14-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

STATEMENT OF INCOME

	As Originally
	Reported	Adjustments	As Restated
Revenue	$13,052,620	$ -	$13,052,620
Cost of sales	5,950,665	(74,334)(A)	6,024,999
Gross profit	7,101,955	(74,334)	7,027,621
Other operating
expense (net)	5,031	(275,739)(A)	(270,708)
Selling and administrative
expenses	1,440,614	(164,897)(A)	1,605,511
Operating profit	5,666,372	(440,636)	5,151,402
Income before taxes	5,685,019	(514,970)	5,170,049
Income taxes	1,760,209	(27,063)(A)	1,787,272
Net income	3,924,810	(542,033)	3,382,777
Other comprehensive
income	35,905	7,053 (C)	42,958
Total comprehensive
Income	$3,960,715	$ (534,980)	$3,425,735
Net income per share	$.09	$ (.01)	$ .08

STATEMENT OF CASH FLOWS

	As Originally
	Presented	Adjustments	As Restated
Operating Activities:
Net income	$ 3,924,810	$ (542,033)	$ 3,382,777
Decrease (increase)in the
other receivables	(1,078,440)	1,789,921 (A)	711,481
Decrease in advances to
suppliers	2,922,418	(14,508)(A)	2,907,910
Decrease in taxes payable	(189,818)	(26,251)(A)	(216,069)
Increase in other accounts

payable	85,982	161,084 (A)	247,066
Net Cash Provided by
operating activities	$ 6,604,535	$ 1,368,213	$ 7,972,748

-F15-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005
Statement of Cash Flows (Cont.)

	As Originally
	Presented	Adjustments	As Restated
Investing Activities:
Purchases of computers,
automobiles and equipment	$ (639,568)	$ (1,610,829)(A)	$ (2,250,397)
Increase in construction
in progress	(11,202,703)	(245,493)(A)	(11,448,196)
Decrease in deferred
charges	155,433	(2,212)	153,221

Decrease in deposits	-	483,268 (A)	483,268
Net Cash Consumed by
Investing Activities	$ (11,686,838)	$ (1,375,266)	$ (13,062,104)

(A)	Reclassification of amounts originally reported as other accounts receivable.

(B)	Corrections of recording of returned deposit which had originally been credited to other accounts receivable.

(C)	Reclassifications that affected expense accounts, which also effected comprehensive income.

These corrections caused changes in the opening balances of the deficit of retained earnings and additional paid in capital, as follows:

	Additional Paid
	In Capital	Retained Earnings
Balances at Beginning of Year:	Year Ended	Years Ended November 30,		Statutory
	November 30,2004	2004	2005	Reserves
As previously reported	$ 4,556,109	$(1,606,553)	$(1,491,698)	-
Adjustments to correct accounting

for capital contributions	(452,600)	(1,041,454)	-	-
Balances at Beginning of Year,
as restated	4,103,509	(2,648,007)	(1,491,698)	-
Results of operations, as restated	-	1,156,309	3,099,115	283,662
Capital contributions, as restated	4,552,296	_____-_____	____-_____	_ -_ _
Balances at End of Year	$ 8,655,805	$ (1,491,698)	$1,607,417	$ 283,662

4.               RELATED PARTY TRANSACTIONS

In September 2003, the president of Energy acquired a 70% interest in Heat Power in return for assets to be used in the business of Heat Power. At the same time, a second shareholder acquired the remaining 30% interest in Heat Power, for cash. These stock interests were transferred to Coal Group in February 2004 in return for obligations of Coal Group; the obligations were later converted to an equity interest. The assets thus acquired were valued on the books of Heat Power at the original cost to the shareholders.

-F16-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

In February 2004, a shareholder loaned RMB1,000,000 ($121,000) to Heat Power. On the same day Coal Group loaned RMB3,000,000 ($362,000) to Heat Power.

In April 2004 a shareholder loaned RMB10,000,000 ($1,210,000) to Heat Power. In June 2004, the same shareholder loaned another RMB 6,250,000 ($755,000) to Heat Power.

In September 2004, another shareholder loaned RMB4,500,000 ($544,000) to Heat Power. In October 2004, the president of the Company loaned RMB4,906,784 ($593,000) to Heat Power.

All of these shareholder loans bear interest at 6.31% and are due on demand. The total amount due on these loans at November 30, 2004 was $3,780,258. Additional loans were made by shareholders during the 2005 year, and at November 30, 2005 the total of the outstanding loans was $7,831,086, as detailed below:

Guo Zhiyang		$1,226,253
Ding Wen Xiang		733,607
Hangzhou Dayovan Group, Ltd.		4,155,481
Xinghe County Haifu Coal Transportation & Sales Co., Ltd.		1,715,745
	Total	$7,831,086

In March 2004, the Company sold 15% of its interest in Heat Power to a Company shareholder. In August of 2004, the Company sold another 4% interest in Heat Power to another Company shareholder. These interests were later exchanged for capital sock of Energy and have been recorded as capital contributions. In the case of each of these sales, the proceeds were loaned to Heat Power.

The proceeds of these loans have been used by Heat Power to fund construction of a thermoelectric plant. Interest on the loans has, therefore, been capitalized as part of construction cost.

On December 3, 2003 a substantial capital contribution was made to Coal Group by a group of four shareholders who together own a majority of the stock of the Company. That contribution is described in Note 12.

5. ACCOUNTS RECEIVABLE

The balance of accounts receivable has been reduced by a provision for doubtful accounts in the amount of $980.

-F17-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

6. ADVANCES TO SUPPLIERS

As is customary in China, the Company has made advances to its suppliers. At November 30, 2005, advances had been made to 43 suppliers; these totalled $241,074. There is no interest due on these advances; the advances are offset against billings as they are made by the suppliers. Of the total outstanding at November 30, 2005, 58% was made to three of the suppliers. All of the advances were made in support of the construction project at Heat Power.

7.	OTHER ACCOUNTS RECEIVABLE
Other accounts receivable is composed of the following:

Loans to suppliers and other associated firms		$ 64,073
Deposit to secure a loan guarantee		62,074
Advance payment for design work		6,011
Employee expense advances		15,123
	Total	$147,281

8.	LONG TERM INVESTMENT

Coal Group has an investment in a customer of the coal mine. This investment is a 20% equity interest which, since the interest rose to 20%, has been accounted for by the equity method of accounting. This resulted in a $2,984 loss in the 2005 year, which is included in nonoperating income on the statement of income.

9. SHAREHOLDER LOANS

The shareholder loans are due on demand and bear interest at 6.31% .

10. SEGMENT REPORTING

The Company is made up of two segments of business, Coal Group which derives its revenue from the mining and purchase and sale of coal, and Heat Power which derives its revenue by providing hot water to residents and businesses of a local community. Each of these segments is conducted in a separate corporation and each functions independently of the other.

During the periods reported there were no transactions between the two segments. There also were no differences between the measurements used to report operations of the segments and the consolidated operations of the Company. In addition, there were no differences between the measurements of the assets of the reported segments and the assets reported on the consolidated balance sheet.

-F18-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

Significant financial statement amounts are presented below, by segment.

Summary of Segment Operations
For the Years Ended November 30,
	2005			2004
	Heat Power	Coal Group	Total	Heat Power	Coal Group	Total
Sales to external
customers	$ 824,416	$12,228,204	$13,052,620	$ 612,704	$ 3,707,583	$4,320,287
Intersegment
revenues	-	-	-	-	-	-
Gain on disposal
of fixed assets	-	-	-	-	212,249	212,249
Interest income	-	-	-	-	16,263	16,263
Interest expense	-	10,768	10,768	-	-	-
Depreciation and
depletion	182,711	161,791	344,502	171,197	78,300	249,497
Segment profit
(loss)	(668,539)	5,819,941	5,151,402	(128,319)	1,547,630	1,419,311
Significant noncash items:
Segment assets	16,296,952	5,753,732	22,050,684	8,851,825	3,249,312	12,101,137
Expenditures for segment assets:
Construction
in progress	13,625,468	-	13,625,468	2,177,272	-	2,177,272
Other assets	-	273,264	273,264	483,268	429,469	912,737

-F19-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

11. EXPENSES

Major items included in the selling and general and administrative expenses reported on the statements of operations for the years 2005 and 2004 are detailed below:

			General and Administrative
	Selling Expenses		Expenses
	2004	2005	2004	2005
Salaries and wages	$-	$7,265	$ 51,766	$ 100,995
Depreciation	-	-	69,778	62,219
Postage and office supplies	-	-	-	22,576
Travel	-	106,079	-	21,622
Repairs	-	15,953	38,974	100,964
Professional and other fees	331,914	343,668	351,623	297,704
Conservation fees	-	-	-	177,058
Other expenses	25,000	21,409	57,472	327,999

Total expenses	$ 356,914	$ 494,374	$569,613	$1,111,137

Details of the cost of goods sold of 2004 and 2003 are as follows:

	2004	2005

Salaries	$ 387,893	$ 204,988
Operating supplies	210,502	109,902
Depreciation and depletion	155,400	62,342
Repairs	15,730
Coal	1,227,476	4,290,529
Utilities	131,290	35,324
Outbound freight	-	1,306,147
Inbound freight	58,407	15,767
Total	$2,186,698	$6,024,999

12.	OTHER INCOME (EXPENSE)

The $270,708 expense of 2005 was the cost of geological exploration in search of a new coal field that could be mined. The $212,249 income of 2004 was profit on the sale of operating equipment.

-F20-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

13.                  SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

There was no cash paid for interest during the 2004 period; payments for interest totalled $10,768 during the 2005 period. There was $1,950,027 paid for income taxes during 2005 and $202,252 paid during 2004. There was no interest paid on the shareholder loans during either 2005 or 2004; all of the interest accrued on those loans has been capitalized by Heat Power.

In September 2003 the president of Energy, who is the largest Energy shareholder, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at the amount paid for the property by the president. On December 3, 2003 an additional capital contribution of RMB36,094,194 ($4,360,300) was made by four shareholders. This capital contribution was composed of the following: cash, RMB1,200,000 ($145,000); forgiveness of debt due to shareholders, RMB2,040,000 ($246,400); assumption of debt by shareholders, RMB24,445,957 ($2,953,000); contribution of a building to be used for Company business, RMB8,402,468 ($1,015,200); and contribution of other assets, RMB5,769($700).

The debt which was assumed has been satisfied by the shareholders. The amount recorded on the books for the building was the amount paid for it by the contributing shareholder.

14.                   INCOME TAXES

The Company is required to file income tax returns in both the Untied States and China. Its operations in the United States have been insignificant and income taxes have not been accrued. In China, the Company files tax returns for Heat Power, Coal Group and, although it is part of Coal Group, a separate tax return is required for the operations of the coal mine. During 2004 income taxes accrued for Heat Power. During 2005, taxes accrued for the coal mine. Net operating losses were reported on the other tax returns. The laws of China permit the carryforward for a period of five years of net operating losses. At November 30, 2005, the Chinese entities had net operating losses of $1,621,493 available for future use. If not used, these carryforwards will expire as follows:

2007	$ 325,489
2008	177,778
2009	1,118,226

Under SFAS No. 109, “Accounting for Income Taxes”, recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized. The Company has recorded deferred tax assets as follows:

Deferred tax assets	$ 291,869
Valuation allowance	291,869
Balance recognized	$ -

-F21-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005

Chinese law provides that losses cannot be carried forward unless approved by the taxing authority. Included in the 2004 losses is a provision for write off of coal inventory of $1,454,663 which had occurred in prior years but not deducted in those years. An application for approval of these losses has been submitted to the taxing authorities, but a response has not yet been received. If this loss is not approved, it is unlikely that any of the loss carry forwards would be available.

15. CONTINGENCY

As is traditional in China, Coal Group and Heat Power do not carry insurance.

16.                     RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncement to have a significant effect on the Company’s results of operations, financial position or cash flows.

-F22-

CHINA ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
Current Assets:		August 31, 2006	November 30, 2005
		(Unaudited)	(Audited)
Cash		1,372,738	$1,931,249
Notes and interest receivables		375,271	37,170
Accounts receivables, net of $ 20,000 allowance for doubtful accounts		1,353,754	979,074
Other receivables		2,140,696	147,281
Advances to suppliers		2,992,332	241,074
Inventory		428,399	176,239
Fixed Assets:	Total current assets	8,963,190	3,512,087
Property, plant and equipment		5,237,597	5,111,250
Coal Mine		208,636	208,636
Construction in Progress		15,624,270	13,625,468
		21,070,503	18,945,354
Less accumulated depreciation and depletion		955,663	680,021
	Net fixed assets	20,114,840	18,265,333
Other Assets:
Investment property		1,787,933	-
Intangible asset, net of amortization of $ 215,559		3,405,832	-
Long term investment		227,705	238,650
Deferred charges		34,616	34,614
	Total other assets	5,456,086	273,264
Total Assets		$ 34,534,116	$22,050,684
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable		3,764,520	1,239,000
Accounts payable		1,598,429	678,308
Advances from customers		1,332,543	734,787
Accrued liabilities		1,328,659	370,610
Taxes payable		192,445	23,628
Other accounts payable		3,685,707	538,423
Shareholder loans		7,516,491	7,831,086
	Total current liabilities	19,418,794	11,415,842
Long Term Obligations		2,515,558	-
	Total liabilities	21,934,352	11,415,842
Stockholders’ Equity:
Common stock : authorized 75,000,000 shares of $0.001 par value; issued		45,000	45,000
and outstanding 45,000,000
Additional paid-in Capital		8,655,805	8,655,805
Retained earnings		3,475,102	1,607,417

Statutory reserves		613,662	283,662
Other Comprehensive income (loss)		(189,805)	42,958
Total Stockholders’ equity		12,599,764	10,634,842
Total Liabilities and Stockholders’ Equity		$ 34,534,116	$22,050,684
The accompanying notes are an integral part of these financial statements.
-F23-

CHINA ENERGY CORPORATION.
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Month Periods Ended August 31, 2006 and 2005
(Prepared Without Audit)

	August 31,	August 31,
	2006	2005
Revenue	$ 10,107,351	$ 8,892,326
Cost of Sales	4,427,163	4,399,427
Gross Profit	5,680,188	4,492,899
Expenses:
Selling	263,528	212,521
General and Administrative Expenses	1,508,511	469,362
Total expense	1,772,039	681,883
Operating income	3,908,149	3,811,016
Other Income and Expense:
Other Income	-	6,359
Finance expense	(147,394)	-
Non operating expense	(11,575)	(2,058)
Income Before Income Taxes	3,749,180	3,815,317
Provision for Income Taxes:
Current Provision	(1,551,495)	(1,432,756)
Net income	2,197,685	2,382,561
Other Comprehensive Income
Gain (Loss) on foreign currency conversion	(232,763)	181,042
Total Comprehensive Income	$ 1,964,922	$ 2,564,280
Retained earnings (deficit),beginning	1,607,417	(1,491,698)
Net income	2,197,685	2,382,561
Allocation to Statutory Reserve	(330,000)	(360,000)
Retained earnings, end of period	$ 3,475,102	$ 530,863
Income Per Share -
Basic and Diluted	$ 0.05	$ 0.05
Weighted average number of shares	45,000,000	45,000,000
outstanding
The accompanying notes are an integral part
of these financial statements.

-F24-

China Energy Corporation
Consolidated Statement of Changes
For the Nine Month Periods Ended August 31, 2006 and 2005
(Prepared Without Audit)
	2006	2005
CASH FLOWS FROM OPERATIONS:
Net income	$ 2,197,685	$ 2,382,561
Charges not requiring the outlay of cash:
Depreciation and amortization	491,201	292,784
Company share of loss on equity investment	10,945	22,926
Changes in assets and liabilities:
Increase in accounts receivable	(374,680)	(743,044)
Increase in note receivables	(638,101)	-
Increase in other receivables	(1,993,415)	(642,697)
Decrease (Increase) in advances to suppliers	(2,751,258)	3,158,143
Decrease (increase) in inventory	(252,160)	71,201
Increase in deposits	-	274,632
Increase (decrease) in accounts payable	920,121	(168,285)
Increase in advance from customers	597,756	895,861
Increase in accrued liabilities	958,049	233,841
Increase in taxes payable	168,817	121,417
Increase in other accounts payable	3,147,284	2,000,584
Net Cash Provided By Operating Activities	2,482,244	7,899,924
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(126,347)	(1,705,022)
Increase in construction in progress	(1,998,802)	(6,924,755)
Increase in deferred charges	-	187,835
Increase in investment property	(1,787,935)	-
Net Cash Consumed By Investing Activities	(3,913,084)	(8,441,962)
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from (repayments to) shareholder	(314,595)	296,574
Increase in notes payable	1,419,687	-
Net Cash Provided By Financing Activities	1,105,092	296,574
Exchange rate effect on cash	(232,763)	181,719
Net change in cash	(558,511)	(63,745)
Cash balance, beginning of period	1,931,249	1,687,820
Cash balance, end of period	$ 1,372,738	$ 1,624,075
The accompanying notes are an integral part of these financial statements.

-F25-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006
(Prepared Without Audit)

1.	Basis of Presentation

The unaudited interim financial statements of China Energy Corporation. (“the Company”) as of August 31, 2006 and for the nine month periods ended August 31, 2006 and 2005, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results of operations for the quarter ended August 31, 2006 are not necessarily indicative of the results to be expected for the full fiscal year ending November 30, 2006.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended November 30, 2005.

2.	Investment Property

In August 2005, Coal Group entered into and agreement to purchase two office buildings located in Hohhot City. The cost of the buildings (including a total of $153,273 for transfer taxes and legal fees) was $ 1,787,933 and has been fully paid during April 2006. These buildings are classified as investment property on the balance sheet. The acquisitions were financed by shareholder loans and a bank loan obtained from the Agriculture Bank of China (see Note 5). The Company intends to hold these buildings as investments and currently has no plans for improvements.

3.	Intangible Asset

To extract resources from land, the Company must obtain government approval. The jurisdiction responsible for issuing such approval is the Provincial Bureau of National Land and Resource, a division of the PRC government. In December 2005, the Company was assessed approximately $3,621,391 and granted this approval for a period of fourteen years commencing in November 2005. This mining right is regarded as an intangible asset to be amortized over its fourteen year life.

Payment of the assessment is due without interest, as follows:

-	Installment # 1:	$ 1,105,833 due on or before December 1, 2006
-	Installment #2:	$ 503,111 due on or before December 1 , 2007
-	Installment #3:	$ 503,111 due on or before December 1, 2008
-	Installment #4:	$ 503,111 due on or before December, 2009
-	Installment #5:	$ 503,111 due on or before December 1, 2010
-	Installment #6:	$ 503,114 due on or before December 1, 2011

$ 2,515,558 has been classified as Long Term obligations.

-F26-

     CHINA ENERGY CORPORATION
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006
(Prepared Without Audit)

4.	Notes payable

On April 11, 2006, the Company obtained a loan from the Agriculture Bank in the amount of $2,500,000 to fund an expansion of the Laiyegou Coal Mine, and for the purchase of two buildings to be held for investment.

5.	Other Accounts Payable

Other accounts payable mostly consists of amounts owing to vendors for pipelines currently being built to connect existing heating and electrical networks to undeveloped areas. The expected completion date is February 2007.

6.	Segment reporting

The Company is made up of two segments of business, Coal Group which derives its revenue from the mining and purchase and sale of coal, and Heat Power which derives its revenue by providing hot water to residents and businesses of a local community. Each of these segments is conducted in a separate corporation and each functions independently of the other.

During the periods reported there were no transactions between the two segments. There also were no differences between the measurements used to report operations of the segments and the consolidated operations of the Company. In addition, there were no differences between the measurements of the assets of the reported segments and the assets reported on the consolidated balance sheet.

		2006			2005
	Heat	Coal	Total	Heat	Coal	Total
	Power	Group		Power	Group

Sales to external customers	1,030,479	9,076,872	10,107,351	474,952	8,417,374	8,892,326
Intersegment revenues	-	-	-	-	-	-
Interest income (expense)	(470,442)	323,047	(147,394)	-	-	-
Depreciation & depletion	197,238	293,963	491,201	171,495	121,289	292,784
Segment profit (loss)	(980,232)	4,888,381	3,908,149	(552,027)	4,363,043	3,811,016
Segment assets	21,617,194	12,916,922	34,534,116	13,394,100	4,651,310	18,045,410
Expenditures for segment assets:
Construction in progress	14,984,670	639,600	15,624,270	9,102,047	-	9,102,047
Other assets	-	5,456,086	5,456,086	-	218,708	218,708

-F27-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

Available Information

Upon the effectiveness of our registration statement, we will file reports with the SEC. We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. You may inspect the registration statement, exhibits and schedules filed with the SEC at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Although we are not obligated to send an annual report to our security holders, we will voluntarily send an annual report, including audited financial statements, to any security holder who requests an annual report.

Information Not Required In The Prospectus

Indemnification of Directors and Officers

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (“NRS”) and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.. Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.. We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

We incurred the following expenditures relating to this offering. We are paying all these expenses and will not be reimbursed by the selling shareholders. Selling shareholders are responsible for their own selling costs. The following are all estimates except for the SEC registration fee:

SEC registration fee	$726.69
Transfer Agent Fees	$ 5,000
Accounting and audit fees and expenses	$ 50,000
Legal fees and expenses	$ 40,000

Total	$ 95,726.69

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, Chinese Corporations whereby we acquired all the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of

45,000,000 of our common stock. The remaining 51% of Heat Power is owned by Coal Group. As a result of this Agreement, Coal Group and Heat Power became our wholly owned subsidiaries. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The common stock issuance was exempt from registration pursuant to Section 3(b) and 4(2) of the Securities Act, including Rule 506 of Regulation D and Regulation S promulgated under the Act. We have complied with the requirements of Regulation S by having no directed selling efforts made in the United States, ensuring that the investors are non-U.S. persons with addresses in a foreign country and having the investors make representation to the Company certifying that he or she is not a U.S. person and is not acquiring the common stock for the account or benefit of a U.S. person other than persons who purchased common stock in transactions exempt from the registration requirements of the Securities Act; and also agrees only to sell the common stock in accordance with the registration provisions of the Act or an exemption there from, or in accordance with the provisions of the Regulation.

EXHIBITS

Exhibit	Description
Number
3.1	Certificate of Incorporation, dated October 14, 2002-Omega Project Consultations Inc. *
3.2	Certificate of Incorporation, dated November 3, 2004- China Energy Corporation *
3.3	Articles of Incorporation, dated October 11, 2002- Omega Project Consultations Inc. *
3.4	Certificate Amending Articles of Incorporation dated November 3, 2004 changing our name to “China Energy Corporation” and increase our authorized capital to
200,000,000 from 75,000,000. *
3.5	Bylaws, effective October 12, 2002 *
5.1	Lonsdale Legal Centre Opinion Letter date March 10, 2006**
10.1	Share Exchange Agreement between China Energy Corporation and Inner
Mongolia Tehong Coal Group Co., Ltd and Inner Mongolia Zhunger Heat Power
Co., Ltd., dated November 30, 2004. *
10.2	Monopoly license granted by the Zhunger County People’s Government, dated July 29, 2003 *
10.2(a)	Heating Plant transfer agreement with Zhunger County People’s Government dated July 29, 2003***
10.2(b)	Addendum to licence granted by the Zhunger County People’s Government dated June 2, 2005.***
10.3	Contract with Inner Mongolia Electric Power (Group) Co., Ltd., dated April 30, 2005**
10.4	Contract with Inner Mongolia Litai Coking Co., Ltd, January 17, 2006**
10.5	Contract with Inner Mongolia Litai Coking Co., Ltd, January 18, 2005 *
10.6	Contract with Zhejiang Energy Fuxing Fuel Co., Ltd, dated January 8, 2005 *
10.7	Contract with GuanBanWuSu Coal Mine, dated January 10, 2006**
10.8	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 1 dated May 18, 2004 *
10.9	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 2 dated May 18, 2004 *
10.10	Contract with Zhunger Gongxing Construction Engineering Co., Ltd. dated

September 10, 2004 *
10.11	Contract with Inner Mongolia Electric Power Building & Installing Co., Ltd.
dated May 31, 2004 *
10.12	Contract with Erdos City Tianbao Construction Building Supervising Co., Ltd.
dated Sept 17, 2004 *
10.13	Contract with Inner Mongolia Huake Construction Building Supervising Co., Ltd
dated September 17, 2004 *
10.14(a)	Employment Contract dated January 1, 2006 - Mr. Ding**
10.14(b)	Employment Contract date January 1, 2006 - Ms. Li**
10.14(c)	Employment Contract dated January 1, 2006 - Mr. Liu**
10.15	Standard employment contract *
10.16	Coal Pricing Certificate *
10.17	Acquisition of LaiYeGou Coal Mine, dated June 18, 1999 *
10.18	Lease Agreement with Xiangrong Commerce & Trade Co., Ltd dated July 28,
2004**
10.19(a)	Investment in 15% of LiTai dated September 18, 2002**
10.19(b)	Investment in 5% of LiTai dated April 18, 2004**
10.20(a)	Approval Received from EerDouSi City Coal Bureau for LaiYeGou Expansion
Plan dated December 8, 2005.**
10.20(b)	Addendum to Approval Received from EerDouSi City Coal Bureau for LaiYeGou
Expansion Plan dated December 8, 2005.**
10.21(a)	Capital Loan contract with China Construction Bank Zhunger Branch dated
October 13, 2005**
10.21(b)	Transfer of Capital Loan from Coal Group to Heat Power dated October 13,
2005.**
10.21(c)	Guarantee of Capital Loan Agreement with Inner Mongolia Yuansheng
Investment & Guarantee Stock Co., Ltd dated September 29, 2005. ***

10.22(a)	Contract with Wu Lingwen dated November 1, 2003***

10.22(b)	Renewed contract with Wu Lingwen dated March 9, 2006***

10.23	Promissory letter signed with Zhunger County Keyuan Water Supply Co., Ltd dated February 25, 2005***

10.24	Power supply agreement with Erdos Power Industry Bureau***
Dated November 1, 2005

10.25	Capital Loan Agreement with the Agriculture Bank dated April 11, 2006***

10.26	Sale of Heating Plant to Hao Linmao dated March 24, 2006. ***

10.27	Purchase Agreement with Deheng Assets Management Co., Ltd. dated August 11,
2006***
23.1	Consent Letter from Robert Jeffrey, CPA dated November 16, 2006
99.1	Coal Group Business license, effective August 8, 2000 *
99.2	Heat Power Business License, effective September 28, 2003 *
99.3	Ministry of Finance and National tax administration bureau: Tax exemption for
Heat Supply Industries *
99.4	U.S. Department of State – Country Report on Human Rights Practices – 2003
China *
99.5	Standard Mine Safety Manual *
99.6	Coal Group Property Certificate: 1st Floor-Left *
99.6(a)	Coal Group Property Certificate: 1st Floor-Right *

99.7	Coal Group Property Certificate: 2nd Floor-Left *
99.7(a)	Coal Group Property Certificate: 2nd Floor-Right *
99.8	Coal Group Property Certificate: 3rd Floor-Left *
99.8(a)	Coal Group Property Certificate: 3rd Floor-Right *
99.9	Geological survey of LaiYeGou Mine dated August 10, 1999 *
99.9 (a)	Consent letter from Inner Mongolia Coal Field Geology Bureau dated March 13,
2006.**
99.10	Production Flow Chart *
99.11	LaiYeGou Construction Timetable and Monthly Cost**
99.12	Environmental Protection Standards**
99.13	Heat Power Equipment Listing**
99.14	Heating Price Standard determined XueJiaWan Town Zhunger County, dated
November 14, 2005 **
99.15	Coal Group LaiYeGou Coal Mine Expansion – Equipment Listing**
99.16	Map of transportation to LaiYeGou Mine – May 2004***
99.17(a)	LaiYeGou mining production system***

99.17(b)	LaiYeGou mine site plan map***

99.18	SB2 Amendment No. 1 – Modifications Tracked***

99.19	SB2 Amendment No. 2 – Modifications Tracked***

99.20	SB2 Amendment No. 3 – Modifications Tracked****

99.21	SB2 Amendment No. 4 – Modifications Tracked*****

99.22	SB2 Amendment No. 5 – Modifications Tracked ^

99.23	SB2 Amendment No. 6 – Modifications Tracked

·	Incorporated by reference from our Form SB-2 that was originally filed with the SEC on September 27,
2005.
·	** Incorporated by reference from our Form SB-2/A No. 1 that was originally filed with the SEC on
April 17, 2006.
·	*** Incorporated by reference from our Form SB-2/A No. 2 that was originally filed with the SEC on
September 8, 2006
·	**** Incorporated by reference from our Form SB-2/A No. 3 that was originally filed with the SEC on
November 20, 2006
·	*****Incorporated by reference from our Form SB-2/A No.4 that was originally filed with the SEC on
December 22, 2006
·	^ Incorporated by reference from our Form SB-2/A No.5 that was originally filed with the SEC on
January 12, 2007

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and:

(c)

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securitiess of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser;

5.

That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to any offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 340A shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hohhot, Inner Mongolia, China on January 18, 2007

CHINA ENERGY CORPORATION

/s/ WenXiang Ding
By:
WenXiang Ding
President, Chief Executive Officer and
Director

/s/ WuSheng Liu
By:
WuSheng Liu
Secretary, Principal Accounting Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints WenXiang Ding, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

	SIGNATURE	CAPACITY IN WHICH	DATE
SIGNED

By:	/s/ WenXiang Ding	President, Chief Executive	January 18, 2007
	WenXiang Ding	Officer, Secretary Chairman of
the Board and Director

By:	/s/ WuSheng Liu	Principal Accounting Officer	January 18, 2007
WuSheng Liu